Exhibit 10.23
EXECUTION COPY

DIGITALGLOBE, INC.
$40,000,000
Guaranteed Unsecured Senior Subordinated Notes due April 18, 2012

SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

Dated February 6, 2008

Schedule A	—	Information Relating To Purchasers
Schedule B	—	Defined Terms
Schedule 4.7	––	Changes in Corporate Structure
Schedule 5.2(d)	––	Real Property
Schedule 5.5	––	Legal Proceedings
Schedule 5.6(c)	––	Governmental Approvals And Filings
Schedule 5.8(a)	––	Subsidiaries Of The Company And Ownership Of Subsidiary Stock
Schedule 5.13(a)	––	Environmental Matters
Schedule 5.14	––	Intellectual Property
Schedule 5.16	––	Defaults
Schedule 5.17	––	Material Contracts And Liens
Schedule 5.19	––	Insurance
Schedule 5.23	––	Mission Control Center
Schedule 9.1(a)	––	Projection Of Cash Flows
Schedule 9.1(h)(ii)	––	Governmental Approvals
Schedule 9.2(b)	––	Principal Project Document Cancellation, Termination, Amendments
Schedule 10.1	––	Indebtedness
Schedule 10.2	––	Liens
Schedule 10.5	––	Permitted Investments

Exhibit 1	––	Form Of Senior Subordinated Note Due April 18, 2012
Exhibit 4.4(a)	––	Form Of Opinion Of Special Counsel To The Company
Exhibit 4.4(b)	––	Form Of Opinion Of Special Counsel To morgan stanley principal investments, inc.
Exhibit 4.10	––	Form Of Solvency Certificate
Exhibit 16.2	––	Form Of Supplemental Guarantee Counterpart
Exhibit 16.6	––	Form Of Notation of Guarantee

Guaranteed Unsecured Senior Subordinated Notes due April 18, 2012
February 6, 2008
TO EACH OF THE PURCHASERS LISTED IN
     SCHEDULE A HERETO:
Ladies and Gentlemen:
     Each of DigitalGlobe, Inc., a Delaware corporation (the “Company”), and the Subsidiary Guarantors from time to time party hereto agrees with each of the purchasers whose names appear at the end hereof (each, together with its permitted assigns and transferees, a “Purchaser” and, collectively, the “Purchasers”) as follows:
SECTION 1. AUTHORIZATION OF SENIOR SUBORDINATED NOTES.
     The Company will authorize the issue and sale of (i) $40,000,000 aggregate principal amount of its Guaranteed Unsecured Senior Subordinated Notes due April 18, 2012 (the “Notes” or “Senior Subordinated Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13 and any notes issued in order to provide for payment-in-kind of interest in lieu of cash in accordance with Section 8.1) and (ii) such additional Senior Subordinated Notes as may be required to be issued in order to provide for payment-in-kind of interest in lieu of cash in accordance with Section 8.1. The Senior Subordinated Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     Payment of the principal of, Repayment Premium (if any) and interest on the Senior Subordinated Notes and other amounts owing hereunder shall be unconditionally guaranteed by the Subsidiary Guarantors as provided in Section 16 (and each Senior Subordinated Note will have the Guarantees of the Subsidiary Guarantors endorsed thereon in the form set out in Exhibit 16.6).
SECTION 2. SALE AND PURCHASE OF SENIOR SUBORDINATED NOTES.
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Senior Subordinated Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of one hundred percent (100%) of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
SECTION 3. CLOSING.
     The sale and purchase of the Senior Subordinated Notes referred to under Section 2 to be purchased by each Purchaser shall occur at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005, at 11:00 a.m., New York time, at a closing (the “Closing”) on February 6, 2008 or on such other Business Day thereafter on or prior to February 6, 2008 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Senior Subordinated Notes to be purchased by such Purchaser at such time in the form of a single Senior Subordinated Note (or such greater number of Senior Subordinated Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to beneficiary account number 103690016474 at US Bank, Denver, CO, USA, SWIFT Code: USBKUS44IMT, ABA/Routing #: 102000021, Beneficiary Name: DigitalGlobe, Inc. If at the Closing the Company shall fail to tender such Senior Subordinated Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
SECTION 4. CONDITIONS TO CLOSING.
     Each Purchaser’s obligation to purchase and pay for the Senior Subordinated Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.1 Representations and Warranties. The representations and warranties of the Company and each Subsidiary Guarantor in this Agreement shall be correct when made and, in all material respects, correct at the time of the Closing.
     Section 4.2 Performance; No Default. The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Senior Subordinated Notes (and the application of the proceeds thereof as contemplated by Section 5.18) no Default or Event of Default shall have occurred and be continuing.
     Section 4.3 Compliance Certificates.
          (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, and 4.7 have been fulfilled.
          (b) Closing Certificates. The Company and each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary, Assistant Secretary or Treasurer, each in form and substance reasonably satisfactory to such Purchaser, dated the Closing Date, certifying with respect to (i) the articles of incorporation, certificate of formation or certificate of limited partnership or other formation document, as the case may be, of such Obligor, (ii) the bylaws, operating agreement or limited partnership agreement or similar agreement, as the case may be, of such Obligor, (iii) the resolutions of the board of directors, manager or general partner, as the case may be, of such Obligor approving each Note Purchase Document to which such Obligor is a party and the other documents to be delivered by such Obligor under the Note Purchase Documents and the performance of the obligations of such Obligor thereunder, and (iv) the names and true signatures of the officers of such Obligor or such other persons authorized to sign each Note Purchase Document to which such Obligor is a party and the other documents to be delivered by it under the Credit Documents.
          (c) Good Standing Certificates. Such Purchaser shall have received a good standing certificate from the applicable Governmental Body of the Company and each Subsidiary Guarantor’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated as of a recent date.
     Section 4.4 Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Paul, Hastings, Janofsky & Walker LLP, counsel for the Company and the Subsidiary Guarantors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Milbank, Tweed, Hadley & McCloy LLP, special counsel to Morgan Stanley Principal Investments, Inc. in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
     Section 4.5 Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Senior Subordinated Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     Section 4.6 Sale of Other Senior Subordinated Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Senior Subordinated Notes to be purchased by it at the Closing as specified in Schedule A.
     Section 4.7 Changes in Corporate Structure. Other than the merger of wholly owned Subsidiaries into the Company as set forth on Schedule 4.7 hereof, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.3.
     Section 4.8 Funding Instructions. On or prior to the date of the Closing, each Purchaser shall have received written instructions from a Responsible Officer confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Senior Subordinated Notes is to be deposited.
     Section 4.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, including, without limitation, all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
     Section 4.10 Solvency Certificate. Such Purchaser shall have received in respect of the Company and each Subsidiary Guarantor a certificate, substantially in the form of Exhibit 4.10 hereto, signed by an appropriate officer or director of the Company confirming that each of the Company and each Subsidiary Guarantor is, and after giving the Guarantee provided for in Section 16.1 will be, Solvent and able to pay its debts as they become due.
     Section 4.11 Credit Agreement and Amendments. Such Purchaser shall have received copies of the Credit Agreement, Amendment No. 1 dated as of December 20, 2006, Amendment No. 2 dated as of January 4, 2007, Amendment No. 3 dated as of January 27, 2007 and Amendment No. 4 dated as of November 6, 2007, in each case effecting amendments to the Credit Agreement, executed by all of the respective parties thereto, together with a certificate of the Company that the Credit Agreement and said Amendments constitute all of the applicable governing documents for the Loans thereunder. Any consents or amendments related to the Credit Agreement required to be obtained from the Lenders or Administrative Agent prior to the consummation of the transactions contemplated hereby, including without limitation, the issuance of the Senior Subordinated Notes, shall have been obtained and copies thereof shall have been delivered to such Purchaser and shall be in form and substance satisfactory to such Purchaser.
     Section 4.12 Fees and Expenses. The Company shall have paid the fees and expenses (including, without limitation, the reasonable fees and expenses of each special counsel for the Purchasers and the non-refundable upfront fee to be paid pro rata to the Purchasers as otherwise agreed by the Company and the Purchasers) required to be paid on or prior to the Closing Date as previously agreed. For the avoidance of doubt, reasonable fees and expenses of each special counsel for the Purchasers invoiced on or prior to the Closing Date shall be required to be paid on the Closing Date.
     Section 4.13 Execution of Note Purchase Documents. Each Note Purchase Document to be executed on the Closing Date shall have been executed by the Company and Subsidiary Guarantors, as applicable, and delivered to such Purchaser.
     Section 4.14 Execution of Side Letters. The Company shall have executed and delivered such side letters in form and substance reasonably satisfactory to the Purchasers as they shall have requested.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     The Company and each Subsidiary Guarantor represents and warrants to each Purchaser as of the date hereof and as of the Closing Date that:
     Section 5.1 Organization; Power and Authority.
          (a) Corporate Status; Corporate Authorization. The Company and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is duly qualified and in good standing in every other jurisdiction where it is doing business except where the failure to so qualify does not have a Material Adverse Effect, and the execution, delivery and performance by the Company and each of the Subsidiary Guarantors of the Note Purchase Documents to which it is a party (i) are within its corporate authority, (ii) have been duly authorized by all necessary corporate action, and (iii) do not conflict with or contravene its corporate governance documents. The execution, delivery and performance of its obligations, and exercise of its rights under the Note Purchase Documents to which it is a party by the Company and each of the Subsidiary Guarantors, including, without limitation, the issuance of the Senior Subordinated Notes under this Agreement, (i) do not require any Consents to be obtained by the Company or any of its Subsidiaries that have not been obtained and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Regulation or (B) any corporate governance document, corporate minute or resolution or (C) any instrument, agreement or provision thereof, in each case binding on any of them or affecting any of their property.
          (b) Execution and Binding Effect. Upon execution and delivery thereof, each Note Purchase Document shall constitute the legal, valid and binding obligation of the Company and each of the Subsidiary Guarantors which is a party thereto, enforceable in accordance with its terms, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.
     Section 5.2 Title to Property; Leases; Licenses.
          (a) The Company, each Subsidiary of the Company and each other Obligor has good and marketable title to all material real property owned or purported to be owned by it, in each case free of all Liens other than the Permitted Liens.
          (b) The Company, each Subsidiary of the Company and each other Obligor is, or when leases creating Leasehold Properties are executed will be, in lawful possession of a valid and subsisting leasehold estate in and to its Leasehold Properties which it purports to lease free and clear of all Liens other than the Permitted Liens.
          (c) The Company, each Subsidiary of the Company and each other Obligor enjoys peaceful and undisturbed possession of, or a license to use, all property (subject only to the Permitted Liens) that is necessary for the DigitalGlobe Business.
          (d) Set forth on Schedule 5.2(d) is a list, as of the date hereof, of all real property held, or, to the Knowledge of the Company, planned to be held, by the Company and its Subsidiaries, indicating in each case whether the respective property is (or is expected to be) owned or leased, the identity of the owner or lessee, the location of the respective property, the approximate value of such property, in the case of real property owned and, in the case of property not yet owned or leased, the estimated date of acquisition or leasing (if known to the Company on the date hereof).
          (e) The Company and each Subsidiary thereof owns, or is licensed or otherwise has the right to use the Intellectual Property necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 5.3 Financial Statements; Financial Plan. The Company has provided to the Purchasers (i) the audited consolidated Financials of the Company and its Subsidiaries as of December 31, 2006 and for the Fiscal Year then ended, and such Financials are complete and correct and fairly present in all material respects the position of the Company and its Subsidiaries as of such date and for such period in accordance with GAAP consistently applied, (ii) the unaudited consolidated Financials of the Company and its Subsidiaries as of September 30, 2007 and for the nine (9) month period then ended, and such Financials are complete and correct and fairly present in all material respects the position of the Company and its Subsidiaries as of such date and for such period except as set forth in the notes thereto (subject in the case of any interim financial statements, to the absence of footnotes and year-end audit adjustments), and (iii) the Financial Plan, updated as of the Closing Date.
     Section 5.4 Absence of Material Adverse Effect. Since December 31, 2006, there has been no Material Adverse Change, other than as may have arisen solely and directly from the delay of the launch of the WorldView Satellite.

     Section 5.5 Litigation; Observance of Agreements, Statutes and Orders. Except as set forth on Schedule 5.5, there are no legal or other proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Body which would, if adversely determined, alone or together, have a Material Adverse Effect.
     Section 5.6 Governmental Approvals.
          (a) All Governmental Approvals required to be obtained by the Company or any of its Subsidiaries for the DigitalGlobe Business have been duly obtained, are validly issued, are in full force and effect, are held in the name or extend to the benefit of the Company or one of its Subsidiaries and are free from any conditions or requirements that the Company could not reasonably be expected to satisfy on or prior to the date such Governmental Approval is required for the DigitalGlobe Business.
          (b) To the Knowledge of the Company, all Governmental Approvals that have been obtained by any Person other than the Company or any of its Subsidiaries for the DigitalGlobe Business have been duly obtained, are validly issued, are in full force and effect, are held in the name or extend to the benefit of the relevant Person and are free from any conditions or requirements that the Company could not reasonably expect such other Person to satisfy in the ordinary course of the DigitalGlobe Business.
          (c) Except as provided in Schedule 5.6(c), the DigitalGlobe Business, if operated in accordance with the requirements of the Principal Project Documents, will in all material respects conform to and comply with all applicable covenants, conditions, restrictions and reservations in all Governmental Approvals required for the DigitalGlobe Business and all Regulations applicable thereto. The Company and its Subsidiaries are operating the DigitalGlobe Business in accordance with the requirements of the Principal Project Documents except for such deviations as could not reasonably be expected to have a Material Adverse Effect.
          (d) Neither the Company nor any Subsidiary thereof is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting the Company’s ability to incur Indebtedness for money borrowed. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.7 Compliance with Laws, Other Instruments, Etc. The execution and delivery by the Company and each Subsidiary Guarantor of the Note Purchase Documents to which it is a party and performance by it hereunder or thereunder will not violate any law (including, without limitation, Regulations T, U and X of the Board of Governors) and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree or other similar document or instrument of any court or Governmental Body or its certificate of incorporation or by-laws or similar constituent documents or conflict with or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any material agreement, bond, note or indenture to which it is a party (by successor in interest or otherwise), or by which it is bound or any material portion of its properties or assets is affected, or result in the imposition of any Lien (other than Permitted Liens) of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Company and its Subsidiaries.
     Section 5.8 Organization and Ownership of Shares of Subsidiaries.

          (a) Subsidiaries. Schedule 5.8(a) sets forth a true, correct and complete list, as of the Closing Date, of the Company and each of its Subsidiaries, showing as to each entity (excluding, in the case of clause (iv), the Company) (i) the jurisdiction of its organization and the jurisdictions in which it is qualified to do business, (ii) the number of shares of Capital Stock of each class (A) authorized and (B) issued and outstanding, (iii) the percentage of the outstanding shares of Capital Stock of the Company and each Subsidiary owned directly or indirectly by the Company, (iv) the names of the record holders of each class of outstanding shares of Capital Stock of the Company and its Subsidiaries and the number of such shares held by each such holder, (v) the number of shares of Capital Stock of the Company and each Subsidiary covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights, (vi) the percentage of those options, warrants or rights owned directly or indirectly by the Company or such other Persons, and (vii) the names of the record holders of such options, warrants and rights and the number of such options, warrants and rights held by each such holder.
          (b) Capitalization. All outstanding shares of Capital Stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are free of any preemptive rights and, except as set forth on Schedule 5.8(a), are owned, directly or indirectly, beneficially and of record by the Company free and clear of all Liens and any options, warrants and other rights.
     Section 5.9 Material Misstatements and Omissions. There are no facts pertaining to the Company, any Subsidiary of the Company, the other Obligors, their assets or properties or their businesses which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement. None of the representations or warranties of the Company, any Subsidiary of the Company or any other Obligor contained in the Note Purchase Documents is untrue or incorrect in any material respect when made and on the Closing Date. There is no information, as of the Closing Date, which would contradict or is inconsistent in any material respect with any representation or warranty of the Company or any Subsidiary Guarantor contained in the Note Purchase Documents.
     Section 5.10 Solvency. The Company and each Subsidiary Guarantor is Solvent.
     Section 5.11 Labor Practices. None of the Company or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Company or any Subsidiary of the Company or, to the Knowledge of the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or any Subsidiary of the Company or, to the Knowledge of the Company and its Subsidiaries, threatened against any of them, (b) no strike or work stoppage in existence or, to the Knowledge of the Company and its Subsidiaries, threatened involving the Company or any Subsidiary of the Company that could reasonably be expected to have a Material Adverse Effect, and (c) no union representation question existing with respect to the employees of the Company or such Subsidiary, as the case may be, and, to the best Knowledge of the Company and its Subsidiaries, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
     Section 5.12 Compliance with ERISA. The Company and each Subsidiary of the Company and each of their ERISA Affiliates are in substantial compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where the failure to perform such obligations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Employee Benefit

Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any Trust established under Title IV of ERISA (other than contributions required in the ordinary course) has been or is reasonably expected to be incurred by the Company or any Subsidiary of the Company or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company or its Subsidiaries or any of their respective ERISA Affiliates. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $0. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries or any of their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $0. The Company, each Subsidiary of the Company and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     Section 5.13 Environmental Matters.
          (a) Except as set forth on Schedule 5.13(a), none of the Company nor any of its Subsidiaries has any Environmental Liabilities at any Relevant Property.
          (b) The Company and each Subsidiary of the Company: (i) has operated its business in substantial compliance with all material requirements of all applicable Environmental Laws; (ii) has obtained all Environmental Permits required by applicable Environmental Laws for the ownership and operation of its properties, and all such Environmental Permits are in full force and effect or such Person has made all appropriate filings for issuance or renewal of such Environmental Permits; (iii) is not aware of any acts, omissions, events or circumstances that may interfere with or prevent continued compliance with the Environmental Laws and Environmental Permits referred to in the preceding clauses (i) and (ii); (iv) has not received notice of any asserted or threatened claim, action, suit, proceeding, hearing, investigation or request for information relating to any environmental matter; and (v) has not received notice from any Governmental Body that the Company or any Subsidiary of the Company is a potentially responsible party under any Environmental Law at any disposal site containing Hazardous Materials, nor received any that any lien under any Environmental Law against any property of the Company or any Subsidiary of the Company exists, in each case, except for matters set forth on Schedule 5.13(a) and matters, which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 5.14 Intellectual Property. Except as set forth on Schedule 5.14, the Company and each Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including, without limitation, computer programs and software), processes, data bases and other rights necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of any other Person or otherwise, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Section 5.15 Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default.
     Section 5.16 Absence of Other Defaults. Except as disclosed on Schedule 5.16, none of the Company nor any Subsidiary of the Company is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party (by successor in interest or otherwise) or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which individually or in the aggregate would have a Material Adverse Effect. The Company and each Subsidiary of the Company has complied and is in compliance in all material respects with all laws, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. None of the Company or any Subsidiary of the Company or any other Obligor is in violation of (i) any corporate governance document, (ii) any instrument or agreement, in each case binding on it or affecting any of its property or (iii) any Regulation, in a manner which, individually or in the aggregate, in any of such cases, could have a Material Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA and Environmental Laws.
     Section 5.17 Material Contracts and Liens.
          (a) Part I of Schedule 5.17 sets forth a true, correct and complete list and description of all the Material Contracts, as of the Closing Date, to which the Company or any Subsidiary of the Company is a party. Except as set forth on Schedule 5.16, none of the Company nor any Subsidiary of the Company is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of the Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
          (b) Part II of Schedule 5.17 sets forth a true, correct and complete list of each Lien described in Sections 10.2(F) and 10.2(G) securing Indebtedness of the Company or any Subsidiary of the Company outstanding on the date hereof and covering any property of the Company or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part II of Schedule 5.17.
          (c) Part III of Schedule 5.17 sets forth a true, correct and complete list of (i) all outstanding Indebtedness of the Company or any of its Subsidiaries in respect of borrowed money and Capital Leases; (ii) all outstanding investments, loans and advances made by the Company or any of its Subsidiaries; and (iii) all existing Guarantees by the Company or any of its Subsidiaries.
     Section 5.18 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Senior Subordinated Notes solely to expenditures relating to the construction and launch of the WorldView-2 Satellite. No part of the proceeds from the sale of the Senior Subordinated Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors (12 CFR 221) (including, for the avoidance of doubt and without limitation, extending credit to others for the purpose of buying or carrying any margin stock), or for the purpose of buying and carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of the Board of Governors (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the Board of Governors (12 CFR 220). Neither the Company nor the Subsidiary Guarantors is engaged in the business of extending credit to others for the purpose of buying or carrying margin stock. Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. Neither the issuance of the Senior Subordinated Notes nor any application of the proceeds of the sale of the Senior Subordinated Notes will violate or conflict with the provisions of Regulation T, U or X of the Board of Governors, as amended from time to time. As used in this Section 5.18, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.19 Insurance.
          (a) General. The policies or binders for fire, liability, product liability, workmen’s compensation, vehicular and other insurance currently held by or on behalf of the Company and each Subsidiary thereof insure its material properties and business activities against such losses and risks as are adequate to protect its properties in accordance with customary industry practice when entered into or renewed. To the Knowledge of the Company, all such policies and binders are in full force and effect. As of the date hereof, except as set forth on Schedule 5.19, none of the Company nor any Subsidiary of the Company has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, to the Knowledge of the Company, no such improvements or expenditures are required. As of the date hereof, none of the Company or any Subsidiary thereof has received notice of cancellation of any material insurance policy or binder.
          (b) Satellite. Each Satellite of the Company is insured with insurance companies which the Company, in its reasonable business judgment, believes are financially sound and reputable in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company operates. The Company has complied with its obligations pursuant to Section 9.1(g)(ii) to the extent that such obligations are required by the terms of such Section to be fulfilled on or before the Closing Date.
     Section 5.20 Taxes. The Company and each Subsidiary of the Company has filed all federal and other material Tax returns required to be filed by it and has not failed to pay any material taxes, or interest and penalties relating thereto, on or before the due dates thereof except for Taxes not yet due and except for those the amount or validity of which is currently being contested in good faith by appropriate proceedings. Except to the extent that reserves therefor are reflected in the Financials, to the Knowledge of the Company (i) there are no material federal, state or local tax liabilities of the Company or any of its Subsidiaries due or to become due for any tax year ended on or prior to the date hereof relating to the Company or any of its Subsidiaries, which are not properly reflected in the Financials referred to in Section 5.3, and (ii) there are no material claims pending, proposed or threatened against the Company or any of its Subsidiaries for past federal, state or local taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such Financials.
     Section 5.21 Sufficiency of Project Documents. All of the Project Documents are in full force and effect (except to the extent any such Project Document has expired or terminated in accordance with its terms).
     Section 5.22 Project Documents. None of the Company or any Subsidiary of the Company is in default in the performance of any material covenant or obligation set forth in or otherwise in default in any material respect under any Principal Project Document to which it is a party. None of the Company or any Subsidiary of the Company is in default in the performance of any covenant or obligation set forth in or otherwise under any Other Project Document to which it is a party, the effect of which could reasonably be expected to result in a Material Adverse Effect.

     Section 5.23 Mission Control Center. Except as set forth on Schedule 5.23, the Satellite known as “QuickBird 2” and the WorldView Satellite, and the WorldView-2 Satellite when launched, can each be controlled and operated from the Mission Control Center.
     Section 5.24 Private Offering by the Company. Neither the Company nor any of the Subsidiary Guarantors nor anyone acting on any of their behalf has offered the Senior Subordinated Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 20 other Institutional Investors, each of which has been offered the Senior Subordinated Notes at a private sale for investment. Neither the Company nor any of the Subsidiary Guarantors nor anyone acting on any of their behalf has taken, or will take, any action that would subject the issuance or sale of the Senior Subordinated Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.25 Partnerships, Etc. Except as set forth on Schedule 5.8(a), the Company has no other Subsidiaries and is not a party to any partnership or Joint Venture.
     Section 5.26 Fiscal Year. Each Fiscal Year of the Company and its Subsidiaries begins on January 1 of each calendar year and ends on December 31 of each calendar year.
     Section 5.27 Foreign Assets Control Regulations, etc.
     To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et. seq.), as amended. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. To the Company’s Knowledge, the Company (i) is not a blocked person described in section 1 of the Anti-Terrorism Order, and (ii) to the best of its knowledge, does not engage in any dealings or transactions, or is not otherwise associated, with any such blocked person.
     Section 5.28 Fees. None of the Company or any of its Subsidiaries has paid or will pay, and none of the Purchasers will be required or be obligated to pay, any fee (including any fees payable to any brokers or finders) in connection with the issuance of the Senior Subordinated Notes other than the upfront fees to be paid pro rata to the Purchasers on the Closing Date.
SECTION 6. REPRESENTATIONS OF THE PURCHASERS.
     Section 6.1 Purchase for Investment. Each Purchaser, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:
          (a) Such Purchaser is acquiring Senior Subordinated Notes for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act.
          (b) Such Purchaser (i) understands that the Senior Subordinated Notes have not been registered under the Securities Act and the Senior Subordinated Notes are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) agrees that it will not sell all or any part of the Senior Subordinated Notes except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable State laws.

          (c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
          (d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchasers except as otherwise provided for in the Note Purchase Documents.
          (e) Such Purchaser is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act). The financial position of such Purchaser is such that it can afford to bear the economic risk of holding the Senior Subordinated Notes. Such Purchaser can afford to suffer the complete loss of its investment in the Senior Subordinated Notes. The knowledge and experience of such Purchaser in financial and business matters is such that it is capable of evaluating the risks of the investment in the Senior Subordinated Notes.
SECTION 7. INCREASED COSTS; TAXES; CAPITAL ADEQUACY.
     Section 7.1 Compensation for Increased Costs. Subject to the provisions of Section 7.2 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder of a Senior Subordinated Note shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:
          (a) subjects such Holder of a Senior Subordinated Note to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder or any payments to such Holder of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Holder of a Senior Subordinated Note);
          (b) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder of a Senior Subordinated Note; or
          (c) imposes any other condition (other than with respect to Taxes) on or affecting such Holder of a Senior Subordinated Note or its obligations hereunder;
and the result of any of the foregoing is to increase the cost to such Holder of a Senior Subordinated Note of holding its Senior Subordinated Note or to reduce any amount received or receivable by such Holder of a Senior Subordinated Note with respect thereto; then, in any such case, the Company shall promptly pay to such Holder of a Senior Subordinated Note, upon written request, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder of a Senior Subordinated Note in its sole discretion shall determine) as may be necessary to compensate such Holder of a Senior Subordinated Note on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. The Company shall not be required to compensate a Holder of a Senior Subordinated Note pursuant to this Section 7.1 for any increased cost or reduction in respect of a period occurring more than nine months prior to the date on which such Holder of a Senior Subordinated Note notifies the Company of such Change in Law and such Holder’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Holder of a Senior Subordinated Note requests compensation within nine months from the date on which the applicable

Governmental Body informed such Holder of such Change in Law.
     Section 7.2 Taxes.
          (a) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of the Company or any other Obligor under this Agreement and the other Note Purchase Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes and Other Taxes.
          (b) Grossing-up of Payments. If the Company or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by the Company to any Holder of a Senior Subordinated Note under any of the Note Purchase Documents:
     (i) the Company shall notify each Holder of a Senior Subordinated Note of any such requirement or any change in any such requirement as soon as the Company becomes aware of it;
     (ii) the Company shall timely pay any such Tax to the relevant Governmental Body when such Tax is due, in accordance with applicable law;
     (iii) unless such Tax is an Excluded Tax, the sum payable by the Company shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this Section 7.2(b)), such Holder of a Senior Subordinated Note receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and
     (iv) within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Company shall deliver to each Holder of a Senior Subordinated Note the original or a certified copy of an official receipt or other document reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Governmental Body.
          (c) Indemnification by the Company. The Company shall indemnify each Holder of a Senior Subordinated Note, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 7.2(c) paid by such Holder, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Company by such Holder of a Senior Subordinated Note shall be conclusive absent manifest error.
          (d) Tax Status of Holders of Senior Subordinated Notes. Unless not legally entitled to do so:
     (i) any Holder of a Senior Subordinated Note, if requested by the Company, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to backup withholding or information reporting requirements;

     (ii) any Foreign Noteholder that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Note Purchase Document shall deliver to the Company, on or prior to the date on which such Foreign Noteholder becomes a Holder of a Senior Subordinated Note under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Company, in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;
     (iii) without limiting the generality of the foregoing, in the event that the Company is resident for tax purposes in the United States, any Foreign Noteholder shall deliver to the Company (in such number of copies as shall be requested by the Company) on or prior to the date on which such Foreign Noteholder becomes a Holder of a Senior Subordinated Note under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Company in the reasonable exercise of its discretion), whichever of the following is applicable:
     (1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,
     (3) in the case of a Foreign Noteholder claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Noteholder is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of the Company or Parent or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN,
     (4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax, in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made, if any;
     (A) without limiting the generality of the foregoing, in the event that the Company is resident for tax purposes in the United States, any Holder of a Senior Subordinated Note that is not a Foreign Noteholder and has not otherwise established to the reasonable satisfaction of the Company that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to the Company (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Holder of a Senior Subordinated Note becomes a Holder under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Company), duly executed and properly completed copies of Internal Revenue Service Form W-9; and
     (B) without limiting the generality of the foregoing, each Holder of a Senior Subordinated Note hereby agrees, from time to time after the initial delivery by such Holder of a Senior Subordinated Note of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Holder of a Senior Subordinated Note shall promptly (1) deliver to the Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Holder of a Senior Subordinated Note, together with any other certificate or statement of exemption required in order to confirm or establish that such Holder of a Senior Subordinated Note is an exemption from or reduction of any Tax with respect to payments to such Holder of a Senior Subordinated Note under the Note Purchase Documents and, if applicable, that such Holder of a Senior Subordinated Note does not act for its own account with respect to any portion of such payment, or (2) notify the Company of its inability to deliver any such forms, certificates or other evidence.
     Section 7.3 Capital Adequacy Adjustment. If any Holder of a Senior Subordinated Note shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Holder of a Senior Subordinated Note or any corporation controlling such Holder of a Senior Subordinated Note as a consequence of the existence of such Holder’s obligations hereunder or any other Note Purchase Document to a level below that which such Holder of a Senior Subordinated Note or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Holder of a Senior Subordinated Note or such controlling corporation with regard to capital adequacy), then from time to time, promptly upon demand from such Holder of a Senior Subordinated Note, the Company shall pay to such Holder of a Senior Subordinated Note such additional amount or amounts as will compensate such Holder of a Senior Subordinated Note or such controlling corporation for such reduction. The Company shall not be required to compensate a Holder of a Senior Subordinated Note pursuant to this Section 7.3 for any reduction in respect of a period occurring more than nine months prior to the date on which such Holder of a Senior Subordinated Note notifies the Company of such Change in Law and such Holder of a Senior Subordinated Note’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Holder of a Senior Subordinated Note requests compensation within nine months from the date on which the applicable Governmental Body informed such Holder of a Senior Subordinated Note of such Change in Law.
SECTION 8. PAYMENT AND PREPAYMENT OF THE SENIOR SUBORDINATED NOTES.
     Section 8.1 Interest. Interest (computed on the basis of a 360 day year of twelve 30 day months) shall accrue on the unpaid principal balance of the Senior Subordinated Notes outstanding from time to time at a rate per annum equal to the Applicable Interest Rate. Such interest shall be payable semi-annually in arrears on each Senior Subordinated Note Interest Payment Date commencing with July 31, 2008 (or the next succeeding Business Day if such date is not a Business Day) and shall, at the Company’s option, (i) be payable-in-kind by delivery of additional Senior Subordinated Notes (valued at one hundred percent (100%) of the principal amount thereof, which shall be rounded upward to the nearest $1.00) in lieu of cash (“PIK”), or (ii) be payable in cash. If the Company chooses to pay interest in PIK on any given Senior Subordinated Note Interest Payment Date, the Company shall deliver on or prior to such

Senior Subordinated Note Interest Payment Date, a notice of such election (a “PIK Election Notice”) to each Holder of any Senior Subordinated Notes. The Company’s election to pay interest in PIK or cash shall apply to all outstanding Senior Subordinated Notes equally such that no Holder shall receive payment of interest in PIK while another receives interest in cash for any interest accruing on the same day. The Company shall pay cash interest to the Holders, or issue additional Senior Subordinated Notes in lieu of cash interest payments as provided herein, in arrears on each Senior Subordinated Note Interest Payment Date; provided, however, that (x) the failure by the Company to pay any interest in cash in full on the date such interest is due hereunder shall automatically and irrevocably constitute the exercise by the Company of its option to pay such interest in PIK (provided that this clause (x) shall not relieve the Company of its obligation to deliver a PIK Election Notice), (y) any delay or failure by the Company to issue and deliver additional Senior Subordinated Notes semi-annually in lieu of cash interest shall not affect the obligation of the Company therefor and, in the case of such failure, the outstanding principal amount of the Senior Subordinated Notes shall be deemed to be increased by the amount of interest paid in PIK added thereto without any required action on the part of any Holder or any other Person, and (z) this Agreement and the Purchasers’ then outstanding Senior Subordinated Notes shall constitute satisfactory evidence of any such interest due and owing to each Purchaser. In the case of interest paid in PIK, on each Senior Subordinated Note Interest Payment Date, to the extent that the Company fails to deliver additional Senior Subordinated Notes to evidence such PIK, the principal amount of the Senior Subordinated Notes will increase in an amount equal to the amount of interest to be paid in PIK accrued during the applicable interest period. The Senior Subordinated Notes will bear interest, on the principal amount thereof as so increased, from and after the applicable Senior Subordinated Note Interest Payment Date on which a payment of interest in PIK is made. With respect to any period of time for which interest is calculated hereunder, such interest shall accrue from and including the first day of such period to but excluding the last day thereof. The rate of interest applicable to the unpaid principal balance of the Senior Subordinated Notes will in no event be higher than the maximum rate of interest permitted by applicable law. Notwithstanding anything in this Agreement to the contrary, payment of all accrued interest on the Maturity Date shall be in cash.
     Section 8.2 Maturity. As provided therein, the entire unpaid principal balance of the Senior Subordinated Notes shall be due and payable and the Company shall be required to repay all Obligations under the Note Purchase Documents, on the Maturity Date.
     Section 8.3 Optional Prepayment.
          (a) Optional Prepayment. The Company shall have the right to prepay the Senior Subordinated Notes on any Business Day, in whole (but not in part), subject to the requirements of this Section 8.3. Upon such prepayment of Senior Subordinated Notes under this Section 8.3, the Company shall pay to each Holder of such Senior Subordinated Notes the applicable Repayment Premium. Such prepayment of the Senior Subordinated Notes under this Section 8.3 shall be applied ratably to all of the Senior Subordinated Notes. Prepayment under this Section 8.3 shall be accompanied by accrued and unpaid interest to the date of prepayment.
          (b) Notice. The Company shall notify the Holders of the Senior Subordinated Notes of any election to prepay Senior Subordinated Notes upon not less than three Business Days’ prior written notice, specifying such election and the effective date thereof. Each notice delivered by the Company pursuant to this Section 8.3 shall be irrevocable; provided that a notice of prepayment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Holders of Senior Subordinated Notes on or prior to the specified effective date) if such condition is not satisfied. Upon the giving of any such notice by the Company, the principal amount of the Senior Subordinated Notes shall become due and payable on the date specified therein.

     Section 8.4 Mandatory Prepayments. The Company will prepay the Senior Subordinated Notes as follows:
          (a) Casualty Events. Upon the earlier to occur of (i) the date 30 days following the date of receipt by the Company or any of its Subsidiaries (or receipt by the Administrative Agent or any Holder as loss payee) of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Company or any of its Subsidiaries (or upon such earlier date as the Company or such Subsidiary, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event) and (ii) the date falling 180 days after the occurrence of the event giving rise to such prepayment, the Company shall immediately prepay the Senior Subordinated Notes in an aggregate amount, if any, equal to one hundred percent (100%) of the Net Insurance/Condemnation Proceeds thereof not theretofore applied to the repair or replacement of such property or required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to permanently pay or permanently prepay the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement to pay or prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to permanently pay or permanently prepay the Loans under the Credit Agreement for the purposes of this Section 8.4(a)); provided that, to the extent any such Casualty Event relates to a Satellite that has suffered a Partial Failure, a Total Failure or a Constructive Total Failure, (i) the Net Insurance/Condemnation Proceeds shall not be used for the repair or replacement of such Satellite and (ii) the Senior Subordinated Notes shall be immediately prepaid with such Net Insurance/Condemnation Proceeds, less the amount thereof required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to permanently pay or permanently prepay the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement to pay or prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to permanently pay or permanently prepay the Loans under the Credit Agreement for the purposes of this Section 8.4(a)), within three Business Days of receipt of such proceeds.
          (b) Equity Issuance. Upon any Equity Issuance (other than an Equity Issuance in connection with an Initial Public Offering), the Company shall immediately prepay the Senior Subordinated Notes in an aggregate amount equal to seventy-five percent (75%) of the Net Equity Proceeds thereof, less the amount thereof required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to permanently pay or permanently prepay the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement to pay or prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to permanently pay or permanently prepay the Loans under the Credit Agreement for the purposes of this Section 8.4(b)); provided that, the Company shall not be required to make any prepayment pursuant to this Section 8.4(b) if, as of the last day of the Fiscal Quarter on (or most recently ended prior to) the date of such Equity Issuance, the Total Leverage Ratio is less than or equal to 3.0 to 1. Upon any Equity Issuance in connection with an Initial Public Offering, the Company shall immediately pay to the Holders the full amount of the principal of, and the interest on, the Senior Subordinated Notes and all other amounts payable under the Note Purchase Documents.

          (c) Excess Cash Flow. Not later than the date 120 days after the end of the Fiscal Year ending 2009 and each Fiscal Year thereafter, the Company shall immediately prepay the Senior Subordinated Notes in an aggregate amount equal to 75% of Excess Cash Flow, less the amount thereof required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to permanently pay or permanently prepay the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement to pay or prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to permanently pay or permanently prepay the Loans under the Credit Agreement for the purposes of this Section 8.4(c)), provided that, if such Fiscal Year ends in 2010 or thereafter, then if, as of the last day of the relevant Fiscal Year, the Total Leverage Ratio is less than or equal to 3.0 to 1, the Company shall only be required to immediately prepay the Senior Subordinated Notes in an aggregate amount equal to 50% of Excess Cash Flow for such relevant Fiscal Year, less the amount thereof required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to permanently pay or permanently prepay the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement to pay or prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to permanently pay or permanently prepay the Loans under the Credit Agreement for the purposes of this Section 8.4(c)).
          (d) Sale of Assets. Without limiting the obligation of the Company to obtain the consent of the Required Holders pursuant to Section 19.1 to any Asset Sale not otherwise permitted hereunder, in the event that (i) the Net Asset Sale Proceeds of any Asset Sale (herein, the “Current Asset Sale”), and of all prior Asset Sales as to which a prepayment has not yet been made under this paragraph, shall exceed $1,000,000 or (ii) the aggregate Net Asset Sale Proceeds of all Asset Sales for the period commencing on April 18, 2005 and ending on the Maturity Date shall exceed $5,000,000 then, no later than five Business Days prior to the occurrence of the Current Asset Sale, the Company will deliver to the Holders a statement, certified by an Authorized Officer of the Company, in form and detail satisfactory to such Holders, of the amount of the Net Asset Sale Proceeds of the Current Asset Sale and of all such prior Asset Sales and will immediately prepay the Senior Subordinated Notes in an aggregate amount equal to one hundred percent (100%) of the Net Asset Sale Proceeds of the Current Asset Sale and such prior Asset Sales, less the amount thereof required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to permanently pay or permanently prepay the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement to pay or prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to permanently pay or permanently prepay the Loans under the Credit Agreement for the purposes of this Section 8.4(d)), provided that, notwithstanding the foregoing, the Company shall not be required to make a prepayment under this clause (d) to the extent that
     (A) the Company advises the Holders at the time of the relevant Asset Sale that it intends to use such Net Asset Sale Proceeds to finance one or more Permitted Acquisitions, or otherwise to reinvest the proceeds thereof into the business of the Company or any of its Subsidiaries,

     (B) such Net Asset Sale Proceeds are held by the Company in a segregated investment or other account until so used to finance one or more Permitted Acquisitions or to make such reinvestment as contemplated above, and
     (C) such Net Asset Sale Proceeds are in fact so applied to such acquisition(s) or reinvestment within 180 days of such Asset Sale (it being understood that, in the event Net Asset Sale Proceeds from more than one Asset Sale are held by the Company, such Net Asset Sale Proceeds shall be deemed to be utilized in the same order in which such Asset Sales occurred and, accordingly, any such Net Asset Sale Proceeds so held shall be forthwith applied to the prepayment of Senior Subordinated Notes as provided above).
          (e) Debt Incurrence. Upon any Debt Incurrence (other than any Refinancing of the Indebtedness under the Credit Documents), the Company shall immediately prepay the Senior Subordinated Notes in an aggregate amount equal to one hundred percent (100%) of the Net Debt Proceeds thereof, less the amount thereof required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to permanently pay or permanently prepay the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement to pay or prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to permanently pay or permanently prepay the Loans under the Credit Agreement for the purposes of this Section 8.4(e)), provided that unless the Debt Incurrence is a Refinancing of the Indebtedness under the Credit Documents, the Company shall not be required to make any such prepayment if, as of the last day of the Fiscal Quarter on (or most recently ended prior to) the date of such Debt Incurrence, the Total Leverage Ratio is less than or equal to 3.0 to 1. Upon any Debt Incurrence that constitutes a Refinancing of the Indebtedness under the Credit Documents, the Company shall immediately pay to the Holders the full amount of principal and interest on the Senior Subordinated Notes and all other amounts payable under the Note Purchase Documents.
          (f) Prepayment Certificate. Concurrently with any prepayment of the Senior Subordinated Notes pursuant to Section 8.4(a), 8.4(b), 8.4(c), 8.4(d), 8.4(e) or Section 8.6, the Company shall deliver to the Holders a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds (i) required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to the prepayment of the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit Agreement to prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to the prepayment of the Loans under the Credit Agreement for the purposes of this Section 8.4(f)) and (ii) to be applied to the prepayment of the Senior Subordinated Notes. In the event that the Company shall subsequently determine that the actual amount received exceeded the amounts set forth in such certificate, the Company shall promptly make an additional prepayment of the Loans and, if applicable, the Senior Subordinated Notes in an amount equal to such excess, and the Company shall concurrently therewith deliver to the Holders a certificate of an Authorized Officer demonstrating the derivation of such excess.
          (g) Termination of Satellite Purchase Agreement. If any Satellite Purchase Agreement is terminated for any reason other than in accordance with its terms upon completion, then (i) the Company shall promptly notify the Holders of such event and (ii) subject to the prior payment in full of the principal of and interest on the Loans and all other amounts payable under the Credit Documents (or, if after the Closing Date, the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be paid in accordance with, or pursuant to the terms of the Credit Agreement is reduced, subject to the payment of such reduced amount), the Company shall pay to the Holders the full amount of the principal of and interest on the Senior Subordinated Notes and all other amounts payable under the Note Purchase Documents.
          (h) Termination of Launch Services Agreement. If any Launch Services Agreement is terminated for any reason other than in accordance with its terms upon completion, and if the Company has not entered into an Alternative Launch Services Agreement with respect to the related Satellite within 90 days of such termination, then (i) the Company shall promptly notify the Holders of such event and (ii) subject to the prior payment in full of the principal of and interest on the Loans and all other amounts payable under the Credit Documents (or, if after the Closing Date, the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be paid in accordance with, or pursuant to the terms of the Credit Agreement is reduced, subject to the payment of such reduced amount), the Company shall pay to the Holders the full amount of the principal of and interest on the Senior Subordinated Notes and all other amounts payable under the Note Purchase Documents.
          (i) Failure of Commencement of Commercial Service. If the In-Orbit Commissioning Date for any Satellite shall not have occurred on or prior to the date occurring six (6) months after Launch of such Satellite then (i) the Company shall promptly notify the Holders of such event and (ii) subject to the prior payment in full of the principal of and interest on the Loans and all other amounts payable under the Credit Documents (or, if after the Closing Date, the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be paid in accordance with, or pursuant to the terms of the Credit Agreement is reduced, subject to the payment of such reduced amount), the Company shall pay to the Holders, in cash, no later than 15 Business Days after the occurrence of the event giving rise to such prepayment (or, if such event is an insured event under the insurance maintained in accordance with Section 9.1(g)(ii), upon the earlier to occur of (A) the date immediately following the date of receipt of insurance proceeds with respect to such event and (B) the date falling 210 days after the occurrence of such event), the full amount of the principal of and interest on the Senior Subordinated Notes and all other amounts payable under the Note Purchase Documents.
          (j) Repayment Premium; Ratable Treatment; Payment of Accrued Interest. Upon each such prepayment of Senior Subordinated Notes under this Section 8.4, the Company shall pay to each Holder of such Senior Subordinated Notes the applicable Repayment Premium. Each prepayment of the Senior Subordinated Notes under this Section 8.4 shall be applied ratably to all of the Senior Subordinated Notes and no Holder of any Senior Subordinated Note shall have any right to refuse any such prepayment unless all Holders decline to receive the same proportion of such prepayment. Prepayments under this Section 8.4 shall be accompanied by accrued and unpaid interest to the date of prepayment, together with any other fees, expenses and other amounts due and unpaid.
          (k) The Company shall pay or prepay amounts under the Credit Agreement in such a manner that any payment or prepayment of principal under the Credit Agreement is a permanent payment or prepayment under the Credit Agreement.
     Section 8.5 Repayment Premium. The term “Repayment Premium” means, with respect to any Called Principal (as defined below), that percentage of such Called Principal indicated opposite the applicable time period listed below:

Date of Prepayment or Acceleration	Repayment Premium
Prior to the first anniversary of the date of Closing	0.0%

On or after the first anniversary of the date of Closing but prior to the second anniversary of the date of Closing	4.0%

On or after the second anniversary of the date of Closing but prior to the third anniversary of the date of Closing	2.0%

On or after the third anniversary of the date of Closing	0.0%
     “Called Principal” means the principal of a Senior Subordinated Note that is to be paid or prepaid prior to April 18, 2012 (as such scheduled maturity date may be extended from time to time in accordance with the terms hereof), including without limitation, the principal of a Senior Subordinated Note that is to be paid or prepaid pursuant to Sections 8.3, 8.4, or 8.6 as applicable, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     Section 8.6 Additional Prepayment Covenant. If on any date after the Closing Date, the Company or any of its Subsidiaries (i) Incurs any Additional Subordinated Notes, (ii) Incurs any Vendor Financing, (iii) consummates any Equity Issuance (other than an Equity Issuance pursuant to an Initial Public Offering) or (iv) consummates any Additional WorldView-2 Stock Issuance, and after giving pro forma effect to any of the foregoing, the sum of (a) the aggregate principal amount of Additional Subordinated Notes that have been issued on or prior to such date (without giving effect to any amortization or any other payments of any nature of principal obligations constituting Additional Subordinated Notes), (b) the aggregate amount of Vendor Financing outstanding on such date, (c) the aggregate amount of net cash proceeds received or receivable by the Company and its Subsidiaries from all Equity Issuances consummated on or after the Closing Date and on or prior to such date, and (d) the aggregate amount of net cash proceeds received or receivable by the Company and its Subsidiaries from all Additional WorldView-2 Stock Issuances consummated on or after the Closing Date and on or prior to such date, exceeds $80,000,000 (such excess being referred to herein as the “Excess Amount” and any such date of Incurrence or issuance on which the Excess Amount exists being referred to herein as a “Trigger Date”), the Company shall immediately notify the Holders of such event and immediately apply an amount equal to the Excess Amount less (1) the amount of the Excess Amount required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of the Credit Agreement as in effect on the Closing Date to permanently pay or permanently prepay the Loans under the Credit Agreement (it being noted, for the avoidance of doubt, that if the relevant terms of the Credit Agreement are amended, waived or otherwise modified with the effect that the amount required to be applied in accordance with, or pursuant to, the terms of the Credit

Agreement to pay or prepay the Loans under the Credit Agreement is reduced, the amount of such reduction shall not be construed as being required to be applied to permanently pay or permanently prepay the Loans under the Credit Agreement for the purposes of this Section 8.6), which amount shall be immediately applied by the Company to permanently pay or permanently prepay the Loans under the Credit Agreement, and (2) the amount of the Excess Amount required to be applied (including amounts theretofore or concurrently therewith applied as so required) in accordance with, or pursuant to, the terms of Section 8.4 of this Agreement as then in effect, which amount shall be immediately applied by the Company to permanently pay or permanently prepay the Senior Subordinated Notes under this Agreement (the Excess Amount, less the amounts described in clauses (1) and (2), being referred to herein as the “Adjusted Excess Amount”), as follows:
          (a) The Company shall, within 5 Business Days after such Trigger Date, request that the Administrative Agent seek to obtain any and all applicable consents under the Credit Documents from the requisite Lenders necessary to permit the Company to pay the lesser of (x) the Adjusted Excess Amount and (y) the Obligations outstanding under the Note Purchase Documents to the Holders to permanently prepay the then-outstanding principal amount of the Senior Subordinated Notes and such other Obligations.
          (b) If the Administrative Agent confirms to the Company by notice in writing that all such applicable consents under the Credit Documents have been obtained, then the Company, within five (5) Business Days thereafter, shall prepay the lesser of (x) the Adjusted Excess Amount and (y) the Obligations outstanding under the Note Purchase Documents to the Holders. If the Administrative Agent has not confirmed to the Company by notice in writing that all such applicable consents under the Credit Documents have been obtained within ten (10) Business Days of such Incurrence or issuance, as applicable, then the Company shall immediately make an optional prepayment pursuant to Section 2.8 of the Credit Agreement in an amount equal to the lesser of the Adjusted Excess Amount and the Obligations outstanding under the Credit Documents and, if the amount of such optional prepayment is less than the Adjusted Excess Amount, then immediately after such optional prepayment, the Company shall immediately apply any remaining amount of the Adjusted Excess Amount to prepay the then-outstanding principal amount of the Senior Subordinated Notes and the other Obligations outstanding under the Note Purchase Documents.
     Notwithstanding the foregoing provisions of this Section 8.6, the Company shall not be required to prepay the Obligations under the Credit Documents and/or the principal amount of the Senior Subordinated Notes and the other Obligations outstanding under the Note Purchase Documents with any Adjusted Excess Amount determined as of any Trigger Date to the extent (and only to the extent) that such Adjusted Excess Amount, when added to all other Adjusted Excess Amounts that were previously applied (i) to prepay the Obligations under the Credit Documents (as an optional prepayment under the Credit Agreement as required by this Section 8.6 and not as a mandatory prepayment under Section 2.9 of the Credit Agreement) and (ii) to prepay the principal amount of the Senior Subordinated Notes and the other Obligations outstanding under the Note Purchase Documents (pursuant to this Section 8.6 and not as a mandatory prepayment under Section 8.4), exceeds the Deleveraging Amount as of such Trigger Date. The “Deleveraging Amount” shall equal (x) $120,000,000 minus (y) the principal amount of Additional Subordinated Notes issued by the Company prior to the first Trigger Date. The obligations of the Company set forth in this Section 8.6 shall be in addition to any obligations it has to the Holders under Sections 8.3 and 8.4. Upon any prepayment of Senior Subordinated Notes under this Section 8.6, the Company shall pay to each Holder of such Senior Subordinated Notes any applicable Repayment Premium. Any prepayment of the principal amount of the Senior Subordinated Notes and other Obligations under the Note Purchase Documents under this Section 8.6 shall be applied ratably to all of the Senior Subordinated Notes and no Holder of any Senior Subordinated Note shall have any right to refuse any such prepayment unless all Holders decline to receive the same proportion of such prepayment.

Prepayments under this Section 8.6 shall be accompanied by accrued and unpaid interest to the date of prepayment, together with any other fees, expenses and other amounts due and unpaid. The Company shall prepay amounts under the Credit Agreement in such a manner that any prepayment of principal under the Credit Agreement is a permanent prepayment under the Credit Agreement.
SECTION 9. AFFIRMATIVE COVENANTS; PROJECT DOCUMENT COVENANTS.
     Each Obligor covenants that so long as any of the Senior Subordinated Notes are outstanding or any other Obligations under the Note Purchase Documents are outstanding, each Obligor shall perform, and shall cause each of its Subsidiaries to perform, all of the covenants in this Section 9:
     Section 9.1 Affirmative Covenants.
          (a) Basic Reporting Requirements. The Company shall furnish to the Holders: (1) as soon as available but in any event within one hundred twenty (120) days after the close of each Fiscal Year, the audited consolidated Financials of the Company and its Subsidiaries for such Fiscal Year, certified by the Company’s accountants and accompanied, in the case of such consolidated Financials of the Company, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated Financials fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the end of, and for, such Fiscal Year in accordance with GAAP; (2) as soon as available but in any event within sixty (60) days after the end of each Fiscal Quarter, the unaudited consolidated Financials of the Company and its Subsidiaries for such quarter, certified by its chief financial officer pursuant to a Financial Officer Certification; (3) together with the quarterly unaudited and annual audited consolidated Financials, a certificate of the Company setting forth computations demonstrating compliance with the financial covenants set forth in Section 10.17, and certifying that no Default or Event of Default has occurred, or if a Default or an Event of Default has occurred, the actions taken by the Company with respect thereto; (4) within sixty (60) days after the end of each Fiscal Year, commencing with Fiscal Year 2008, an updated version of the projections of cash flows attached hereto as Schedule 9.1(a) which projections shall be at least as broad in scope and as detailed as the Financial Plan delivered on the Closing Date; and (5) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of this Agreement and the Note Purchase Documents, as any Holder may reasonably request.
          (b) Visitation; Verification. The Company, each of its Subsidiaries and each of the other Obligors shall keep true and accurate books of account in accordance with GAAP, and shall permit any Holder that is an Institutional Investor and/or any of its designated representatives, and, if an Event of Default has occurred and is continuing, shall permit any Holder and/or any of their designated representatives, upon reasonable notice, in compliance with relevant U.S. export law, as applicable, and at the expense of the Company, to visit and inspect the premises of the Company, any Subsidiary of the Company and/or other Obligor, to examine the books of account of any such Persons (and to make copies and/or extracts therefrom) and to discuss the affairs, finances and accounts of such Persons with, and to be advised as to the same by, the officers of such Persons and to be advised as to such or other business records upon the request of any Holder.
          (c) Maintenance of Properties. The Company, each of its Subsidiaries and each of the other Obligors shall maintain its corporate/legal existence and business, maintain its assets in reasonably good operating conditions and repair (subject to ordinary wear and tear and to all provisions of this Agreement permitting sales of certain of Company’s assets), keep its business and assets adequately insured, maintain its chief executive office in the United States, continue to engage in the same lines of business, and comply in all material respects with all Regulations, including, without limitation, ERISA and Environmental Laws.
          (d) Notices. The Company, each of its Subsidiaries and each of the other Obligors shall notify the Holders promptly in writing (A) of the occurrence of any Default or Event of Default, (B) of the Company, any of its Subsidiaries or any other Obligor obtaining Knowledge of any noncompliance with ERISA or any Environmental Law or proceeding in respect thereof which could have a material adverse effect on such Person, (C) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, its Subsidiaries or any of their ERISA Affiliates has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (D) of any change of address of the Company, any of its Subsidiaries or any other Obligor, (E) of any notices received by the Company or any of its Subsidiaries from any Governmental Body that could reasonably be expected to have a Material Adverse Effect, and (F) of the Company, any of its Subsidiaries or any other Obligor obtaining Knowledge of any threatened or pending litigation or similar proceeding affecting the Company, any of its Subsidiaries or any other Obligor involving claims in excess of $500,000 in the aggregate or any material change in any such litigation or proceeding previously reported. The Company shall furnish to the Purchasers, promptly upon their becoming available, copies of all material notices or material documents received or delivered by the Company pursuant to any Principal Project Document (including, without limitation, any notice or other document relating to a failure by the Company to perform any of its covenants or obligations under such Principal Project Document, but excluding notices and other communications given or received by the Company in the Ordinary Course of Business).
          (e) Use of Proceeds. The Company, each of its Subsidiaries and each of the other Obligors shall use the proceeds of the Senior Subordinated Notes only as permitted by Section 5.18 hereof (for the avoidance of doubt, the proceeds of the Senior Subordinated Notes shall not be used for the purpose of purchasing or carrying of “margin security” or “margin stock” within the meaning of Regulations T, U and/or X of the Board of Governors, 12 C.F.R. Parts 221 and 224).
          (f) Further Assurances.
          (i) The Company, each of its Subsidiaries and each other Obligor shall cooperate with the Holders, take such actions, execute such documents, and provide such information as any Holder may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Note Purchase Documents.
          (ii) The Company, each of its Subsidiaries and each other Obligor shall promptly, upon request by any Holder, correct, and cause each of the other parties to the Note Purchase Documents to promptly correct, any material defect or error that may be discovered in any Note Purchase Document or in the execution or acknowledgment of the Note Purchase Documents.
          (g) Insurance.
          (i) General Coverage. The Company shall maintain and/or shall cause each of its Subsidiaries to maintain, at their respective expense, and keep in effect with responsible insurance companies, such liability insurance for bodily injury and third-party property damage as is customary in the case of companies engaged in the same or similar business or having similar properties, similarly situated. The Company shall, and shall cause each of its Subsidiaries to, keep and maintain, at their respective expense, their respective material real and personal property (other than Satellites, to the extent covered by clause (ii) below) insured against loss or damage by fire, theft, explosion, spoilage and all other risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount equal to the full replacement or cash value thereof, subject to deductible amounts which the Company, in its reasonable judgment, deems prudent. The Company shall, and shall cause each of its Subsidiaries to, carry all insurance required by applicable law to cover its obligations to the PBGC.
          (ii) Satellite Coverage.
               (A) Launch and Initial Operations Insurance.
      (1) With respect to the WorldView Satellite, the Company shall maintain launch and initial operations insurance for a period expiring no earlier than twelve (12) months after the time of launch of the WorldView Satellite (including risks of Partial Failure, Total Failure and Constructive Total Failure), with space insurance carriers that, in the Company’s reasonable business judgment, are internationally recognized, financially sound and reputable, in a minimum amount equal to $260,000,000, on terms and conditions, including customary exclusions and having such deductibles as are reasonably acceptable to the Holders.
      (2) With respect to the WorldView-2 Satellite, not later than sixty (60) days before the launch thereof, the Company shall procure, or cause to be procured, at its own expense, binding commitments for the provision of launch and initial operations insurance for a period commencing no later than the time of the launch of the WorldView-2 Satellite and expiring no earlier than twelve (12) months thereafter (including risks of Partial Failure, Total Failure and Constructive Total Failure), with space insurance carriers that, in the Company’s reasonable business judgment, are internationally recognized, financially sound and reputable, in a minimum amount equal to 110% of the sum of (x) the aggregate outstanding principal amount of the Loans and any unused commitments under the Credit Agreement, (y) the aggregate outstanding principal amount of the loans and the unused commitments in respect of the Indebtedness permitted by Section 10.1(G), if any, and (z) the aggregate outstanding principal amount (and, if applicable, any unused commitments) of the WorldView-2 Subordinated Debt (including the Senior Subordinated Notes), but in no event more than $250,000,000, on terms and conditions, including customary exclusions and having such deductibles as are reasonably acceptable to the Required Holders; provided, however, that if the Company in exercising its commercially reasonable efforts cannot obtain such amount of insurance at such time, the Company shall procure an amount of insurance that is reasonably acceptable to the Required Holders.
               (B) In-Orbit Insurance. The Company shall procure and maintain at its own expense with space insurance carriers that, in the Company’s reasonable business judgment, are internationally recognized, financially sound and reputable, in-orbit insurance for each Satellite, commencing, in the case of each of the WorldView Satellite and the WorldView-2 Satellite immediately upon the expiration of the applicable launch and initial operations insurance coverage described in Section 9.1(g)(ii)(A) and, in the case of any other Satellite in orbit, during the commercial useful life of such Satellite, for risks including Partial Failure, Total Failure and Constructive Total Failure, in a minimum amount equal to 110% of the sum of (x) the aggregate outstanding principal amount of the Loans and any unused commitments under the Credit Agreement, (y) the aggregate outstanding principal amount of the loans and the unused commitments in respect of the Indebtedness permitted by Section 10.1(G), if any, and (z) the aggregate outstanding principal amount (and, if applicable, any unused commitments) of the World View-2 Subordinated Debt (including the Senior Subordinated Notes), but, with respect to each of the WorldView Satellite and WorldView-2 Satellite in no event more than $250,000,000, and with respect to any other Satellite, if any, the book value of such Satellite, if any, on terms and conditions, including customary exclusions and having such deductibles as are reasonably acceptable to the Required Holders; provided that in each case, that if the Company in exercising its commercially reasonable efforts cannot obtain such amount of insurance at such time, the Company shall procure an amount of insurance that is reasonably acceptable to the Required Holders, but that in no event shall be required to be in excess of the book value of any Satellite. The Company shall renew and maintain the in-orbit insurance in full force and effect at all times for consecutive terms of at least twelve (12) months. The terms and conditions of the in-orbit insurance, including all renewals thereof, shall be at least as beneficial to the Holders as the corresponding provisions of the launch and initial operations insurance or (in the case of renewals) the provisions of the in-orbit insurance renewed thereby if such terms and conditions are available on commercially reasonable terms, with only such changes as the Required Holders shall otherwise reasonably agree; provided that the insurable events in any such in-orbit insurance and renewals may exclude anomalies that have become apparent before such in-orbit insurance or renewal, as the case may be, was obtained.
               (C) Third Party Liability Coverage. The Company shall, or shall cause the applicable Launch Services Provider, to procure and maintain third-party launch liability insurance for property loss or damage and bodily injury caused by a launch vehicle or any Satellite to the extent provided in the applicable Launch Services Agreement.
               (D) Satellite Manufacturer’s Coverage. The Company shall cause each Satellite Manufacturer to procure at its own expense and maintain in full force and effect, at all times prior to the time when risk of loss of or damage to the Satellite manufactured thereby is transferred to the Company, property damage insurance on an “all risks” basis (with customary conditions and exclusions), providing coverage for such Satellite. The Company shall cause each Satellite Manufacturer, promptly upon obtaining the insurance required pursuant to the immediately preceding sentence, to deliver to the Holders suitable evidence of such insurance.
          (iii) Common Terms. All policies of insurance required to be maintained pursuant to such Sections shall provide, either as a clause in, or an endorsement to, such policies, that the insurers are requested to provide the Holders with at least fifteen (15) days’ (or ten (10) days’ in the case of nonpayment of premiums) prior written notice of reduction in coverage or amount (other than a reduction in coverage or amount resulting from a payment thereunder), cancellation or non renewal of any policy. Each such policy shall, either as a clause in, or an endorsement to, such policies, (A) provide that the insurance be primary and not excess to or contributory to any insurance or self-insurance maintained by the Company and (B) waive any right of the insurers to any set off or counterclaim or any other deduction (other than non payment of premiums). All endorsements referred to in this Section 9.1 with respect to insurance currently held by or on behalf of the Company shall be delivered no later than one hundred eighty (180) days after the Closing.
          (iv) Broker and Advisor Undertakings. The Company shall deliver to the Holders sixty (60) days before any Launch (in the case of the launch and initial operations policy) or one (1) month before the expiration of any launch and initial operations insurance or before any subsequent in-orbit insurance operations (in the case of in-orbit insurance policies) a certificate, addressed to the Holders, of such broker or (in the case of clause (IV) below) an internationally recognized insurance advisor appointed by the Lenders (I) confirming that the insurance policy in respect of each insurance is in full force and effect and shall incept at (a) the time of the Launch (in the case of the launch and initial operations insurance policies) or (b) the moment the launch and initial operations insurance policy or the in-orbit insurance policy then in effect (in the case of in-orbit insurance policies) is due to expire, (II) confirming the names of the companies issuing such policy and their respective shares of the insurance, (III) confirming the amounts and expiration dates of such policy and that the premium for such policy shall be payable by the Company, (a) in full, no later than sixty (60) days before such Launch (in the case of the launch and initial operations policy) or (b) no later than thirty (30) days before attachment of risk (in the case of in-orbit insurance policies) if the insurance policy so requires (or such lesser time as provided therein, including after attachment of risk and including installments of such payments), and (IV) stating that in the opinion of such broker or advisor, as the case may be, after due investigation (including obtaining representations from the Company), such policy (x) complies in all material respects with the requirements of this Section 9.1(g) and (y) is comparable in all material respects with insurance carried by prudent and responsible owners and operators of similar properties.
          (v) Claims Under Launch and Initial Operations Policies and Under In Orbit Policies. The Company shall promptly and simultaneously notify the Holders and the Company’s insurance broker in writing of any loss covered by any insurance referred to in Section 9.(1)(g)(ii)(A) or (B) and, upon obtaining knowledge thereof, of any such potential loss and shall file a proof of loss with respect thereto with the insurers (with copies thereof sent simultaneously to the Holders) as early as possible within the period allowed therefor in the related insurance policy (and in any event not later than the last date on which each proof of loss may be filed).
          (h) Governmental Approvals.
          (i) The Company will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect and comply in all material respects with all Governmental Approvals obtained by it and required for the DigitalGlobe Business as shall now or hereafter be necessary under applicable Regulations. Except as specifically included in Company’s NOAA licenses to operate private remote sensing space systems for purposes of national security, no such Governmental Approvals shall be subject to any restriction, condition, limitation or other provision that could be reasonably expected to have a Material Adverse Effect.
          (ii) Except as set forth on Schedule 9.1(h)(ii), the Company will not, and will not permit any of its Subsidiaries to, take any legal or administrative action that seeks to amend, supplement or modify in any material adverse respect any Governmental Approval obtained by the Company or any of its Subsidiaries and required for the DigitalGlobe Business. To the extent the Company has the contractual or legal right to prevent such action, it will not permit any other Person to take any legal or administrative action that seeks to amend, supplement or modify any

Governmental Approval required for the DigitalGlobe Business if such action could reasonably be expected to result in a Material Adverse Effect.
          (iii) If any Governmental Approval obtained by the Company or any of its Subsidiaries and required for the DigitalGlobe Business is materially Impaired, the Company will diligently and timely (A) make all filings, (B) pursue all remedies and appeals which the Company determines, in good faith, to be necessary or appropriate and (C) take such other lawful action, in each case, as shall be necessary or, in the good faith opinion of the Company, desirable to (1) prevent such Impairment from becoming final and non-appealable or otherwise irrevocable, (2) postpone the effectiveness of such Impairment and (3) cause such Impairment to be revoked or amended or modified so as to eliminate the reasonable possibility of such Impairment. To the extent the Company has the contractual or legal right to do so, if any Governmental Approval obtained by any person (other than the Company or any of its Subsidiaries) and required for the DigitalGlobe Business is materially Impaired, the Company will diligently and timely, and will cause such Person diligently and timely to, (A) make all filings, (B) pursue all remedies and appeals which the Company determines, in good faith, to be necessary or appropriate and (C) take such other lawful action, in each case, as shall be necessary or, in the good faith opinion of the Company, desirable to (1) prevent such Impairment from becoming final and non-appealable or otherwise irrevocable, (2) postpone the effectiveness of such Impairment and (3) cause such Impairment to be revoked or amended or modified so as to eliminate the reasonable possibility of such Impairment, unless in each case such Impairment could not reasonably be expected to result in a Material Adverse Effect.
          (i) Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          (j) Subsidiary Guarantors. The Company will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Company are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that the Company or any of its Subsidiaries shall form or acquire any new Subsidiary that shall constitute a Subsidiary hereunder, the Company and its Subsidiaries will cause such new Subsidiary to
          (i) become a “Subsidiary Guarantor” hereunder pursuant to a Supplemental Guarantee Counterpart within five (5) Business Days following the date of such formation or acquisition and
          (ii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 4 on the Closing Date or as any Holder shall have requested.
          (k) Patriot Act Compliance. The Company and its Subsidiaries will provide to the Holders of the Senior Subordinated Notes such information and take such actions as are reasonably requested by any Holder of a Senior Subordinated Note in order to assist the Holders of the Senior Subordinated Notes with compliance with the Patriot Act.

     Section 9.2 Principal Project Documents.
          (a) Performance of Obligations and Enforcement of Rights. The Company will, and will cause each of its Subsidiaries to (A) perform and observe in all material respects all of its covenants and obligations contained in each of the Principal Project Documents to which it is a party, (B) take all reasonable and necessary action to prevent the termination or cancellation of any Principal Project Documents other than in accordance with the terms thereof and (C) use commercially reasonable efforts to enforce against the relevant Transaction Party thereto each material covenant or obligation of such Principal Project Document in accordance with its terms. Anything in the foregoing to the contrary notwithstanding, the Company shall pay, or cause to be paid, when due (unless consented to by the counterparty), all claims for labor, material, supplies or services (under the Principal Project Documents or otherwise) that, if unpaid, could by law result in a Lien on any assets of any Obligor, other than a Permitted Lien; provided that the Company shall have the right to contest in good faith by appropriate proceedings diligently conducted the validity or amount of such claim, so long as adequate reserves have been established with respect thereto in accordance with GAAP.
          (b) Cancellation; Termination; Amendments, Etc. Except as set forth on Schedule 9.2(b), the Company will not, without the prior written consent of the Required Holders, (A) cancel or terminate any Principal Project Document to which it is a party or consent to or accept any cancellation or termination thereof, (B) sell, assign (other than as collateral security to the Administrative Agent pursuant to the Credit Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Principal Project Document, (C) waive any default under, or breach of, any Principal Project Document, fail to use commercially reasonable efforts to enforce, forgive, compromise, settle, adjust, waive or release any right, interest or entitlement, howsoever arising, under, or in respect of any Principal Project Document or in any material way vary, or agree to the variation of, any provision of such Principal Project Document or of the performance of any covenant or obligation by any Person under any Principal Project Document, (D) exercise any right to initiate an arbitration proceeding under any Principal Project Document or take any action with respect to any arbitration proceeding initiated by any other Transaction Party or compelled by the provisions of any Principal Project Document, (E) petition, request or take any other legal or administrative action that seeks, or may be reasonably be expected, to materially Impair any Principal Project Document, (F) consent, or agree to consent, to any Person party to a Principal Project Document to assign or delegate any of its rights under such Principal Project Document, or (G) amend, supplement or modify any Principal Project Document, unless (in the case of any actions covered in clauses (A) through (G) above) the monetary and non-monetary obligations of the Company or its Subsidiaries under such Principal Project Documents after giving effect to such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect. On the last Business Day of each Fiscal Quarter, the Company shall furnish the Holders with a list of all amendments, supplements or modifications of any Principal Project Document that were made during such Fiscal Quarter and shall, upon the request of the Holders, furnish such Person with a certified copy of any such requested amendment, supplement or modification.
     Section 9.3 Other Project Documents.
          (a) Additional Project Documents; Additional Costs. The Company will not and will not permit any of its Subsidiaries to enter into any Other Project Document, or otherwise incur any other obligation, without the prior written consent of the Required Holders, unless the monetary and non-monetary obligations under such Other Project Documents could not reasonably be expected to have a Material Adverse Effect.
          (b) Performance of Obligations and Enforcement of Rights. The Company will, and will cause each of its Subsidiaries to (i) perform and observe all of its covenants and obligations contained in each of the Other Project Documents to which it is a party, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Other Project Documents other than in accordance with the terms thereof and (iii) enforce against the relevant party thereto each covenant or obligation of such Other Project Document other than in accordance with its terms, unless, in the case of each of the clauses (i) through (iii) above, the failure to take any such action could not reasonably be expected to result in a Material Adverse Effect.
          (c) Cancellation; Termination; Amendments, Etc. The Company will not, without the prior written consent of the Required Holders (A) cancel or terminate any Other Project Document to which it is a party or consent to or accept any cancellation or termination thereof, (B) sell, assign (other than as collateral security pursuant to the Credit Documents to the Administrative Agent) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Other Project Document, (C) waive any default under, or breach of, any Other Project Document, fail to use commercially reasonable efforts to enforce, forgive, compromise, settle, adjust, waive or release any right, interest or entitlement, howsoever arising, under, or in respect of any Other Project Document or in any material way vary, or agree to the variation of, any provision of such Other Project Document or of the performance of any covenant or obligation by any Person under any Other Project Document, (D) exercise any right to initiate an arbitration proceeding under any Other Project Document or take any action with respect to any arbitration proceeding initiated by any other Transaction Party or compelled by the provisions of any Other Project Document, (E) petition, request or take any other legal or administrative action that seeks, or may reasonably be expected, to materially Impair any Other Project Document, (F) consent, or agree to consent, to any Person party to any Other Project Document to assign or delegate any of its rights under such Other Project Document, or (G) amend, supplement or modify any Other Project Document, unless (in the case of any actions covered in clauses (A) through (G) above) the monetary and non-monetary obligations of the Company or its Subsidiaries under such Other Project Documents after giving effect to such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect. On the last Business Day of each Fiscal Quarter, the Company shall furnish each Holder with a list of all amendments, supplements or modifications of any Other Project Document that were made during such Fiscal Quarter and shall, upon the request of any Holder, furnish such Person with a certified copy of any such requested amendment, supplement or modification.
     SECTION 10. NEGATIVE COVENANTS.
     Each Obligor hereby covenants and agrees with each Holder of a Senior Subordinated Note that until the principal amount of (and premium, if any, on) all the Senior Subordinated Notes, and all interest, and other Obligations under the Note Purchase Documents, shall have been paid in full, each Obligor shall perform and cause each of its Subsidiaries to perform (to the extent applicable), all covenants in this Section 10:
     Section 10.1 Indebtedness. None of the Company, any Subsidiary of the Company or any other Obligor shall create, incur, permit to exist or assume any Indebtedness other than (A) Indebtedness to the Holders arising under the Note Purchase Documents, (B) Indebtedness of the Company or any of its Subsidiaries existing as of the date hereof set forth on Schedule 10.1 hereto, (C) Permitted Acquisition Indebtedness, (D) Vendor Financing and Additional Subordinated Notes (and Guarantees of Additional Subordinated Notes by the Subsidiary Guarantors; provided that such Guarantees are pari passu in right of payment and security with the Guarantees of the Senior Subordinated Notes by the Subsidiary Guarantors), provided that (i) the aggregate amount of Vendor Financing does not exceed at any time $40,000,000 and (ii) the aggregate amount of Vendor Financing and the aggregate principal amount of Additional Subordinated Notes (excluding, for the avoidance of doubt, any amounts represented by or relating to the accrual of non-cash interest on such Additional Subordinated Notes, the issuance of additional subordinated notes to evidence such accrued interest on the Additional Subordinated Notes or the addition of non-cash interest to the principal amount of the Additional Subordinated Notes) taken together does not exceed at any time $80,000,000 minus the sum of amortization and other payments of any nature of principal obligations constituting Additional Subordinated Notes, (E) Indebtedness in respect of taxes or other governmental charges contested in good faith by appropriate proceedings and for which the Company has made appropriate reserves, (F) Indebtedness of the Company and Subsidiary Guarantors under the Credit Documents, provided that the aggregate principal or face amount of Indebtedness permitted under this clause (F) shall in no event exceed $230,000,000 minus the sum of amortization and other payments of any nature of principal obligations constituting Indebtedness under the Credit Documents, provided further, for the avoidance of doubt Indebtedness permitted under this clause (F) shall not include any Refinancing of Indebtedness under the Credit Documents, (G) other senior secured Indebtedness incurred under the Revolving Credit Agreement (in accordance with the requirements of the definition of the terms Revolving Credit Agreement and Revolving Credit Documents), the outstanding amount of which does not exceed $20,000,000 in aggregate principal or face amount (including the aggregate face amount of any outstanding letters of credit issued thereunder) at any time outstanding minus the sum of the aggregate amount of permanent reductions of commitments or permanent repayments under the Revolving Credit Agreement, which Indebtedness shall be pari passu in right of payment and security with the Indebtedness permitted under clause (F) above, (H) Indebtedness consisting of Interest Swap Obligations (and Guarantees thereof) with a Qualified Counterparty entered into for non-speculative purposes with respect to the Credit Agreement, which Indebtedness shall be pari passu in right of payment and security with the Indebtedness permitted under clause (F) above, and (I) other Indebtedness in an aggregate outstanding amount not to exceed $1,000,000 at any time; (the Indebtedness described in the foregoing clauses (A) through (I), collectively, the “Permitted Indebtedness”).
     Section 10.2 Liens. None of the Company, any of its Subsidiaries or any other Obligor shall create, incur, assume or permit to exist, or cause any of its Subsidiaries to create, incur, assume or permit to exist, any Liens (including, for the avoidance of doubt and without limitation, any Liens arising in any non-U.S. jurisdiction and under any non-U.S. law) on any of their properties or assets, except (A) Liens securing their respective obligations under the Credit Documents, (B) Liens securing taxes or other governmental charges not yet due or due but contested in good faith by appropriate proceedings and for which the Company has made appropriate reserves (so long as the holder of any such Lien is not taking any active steps to enforce or foreclose on such Lien), (C) deposits or pledges made in connection with social security obligations, (D) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar statutory Liens arising in the Ordinary Course of Business of the Company, less than 120 days old as to obligations not yet due or due but contested in good faith by appropriate proceedings and for which the Company has made appropriate reserves (so long as the holder of any such Lien is not taking any active steps to enforce or foreclose on such Lien), (E) easements, rights of way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a material adverse effect on the Company and/or any of its Subsidiaries, (F) Liens on property or assets of the Company and its Subsidiaries in existence immediately prior to the date hereof, as listed on Schedule 10.2, (G) Liens securing Indebtedness described in Section 10.1(G), which Liens shall be pari passu with the Liens permitted under clause (A) above, and (H) Liens securing Indebtedness described in Section 10.1(H), which Liens shall be pari passu with the Liens permitted under clause (A) above, (the Liens described in the foregoing clauses (A) through (H) of this paragraph, collectively, the “Permitted Liens”).
     Section 10.3 Sales and Lease-Backs. No Obligor shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Obligor (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Obligor to any Person (other than the Company or its Subsidiaries) in connection with such lease.
     Section 10.4 Transactions with Shareholders and Affiliates. No Obligor shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service), other than any transactions under or in connection with the Note Purchase Documents, with any holder of five percent (5%) or more of any class of Capital Stock of the Company or any Subsidiary of the Company or with any Affiliate of the Company, on terms that are less favorable to the Company or such Subsidiary, as the case may be, than those that generally might be obtained at the time from a Person who is not such a holder or an Affiliate.
     Section 10.5 Investments. None of the Company, any Subsidiary of the Company or any other Obligor shall make any Investments other than Investments in (A) marketable obligations of the United States maturing within one (1) year, (B) certificates of deposit, bankers’ acceptances and time and demand deposits of United States banks having total assets in excess of $1,000,000,000 or other similar cash equivalents, (C) ownership by Company or any existing Wholly-Owned Subsidiary Guarantor of the Capital Stock of their existing Subsidiaries that are Wholly-Owned Subsidiary Guarantors, (D) Indebtedness owing to an Obligor that is a Wholly-Owned Subsidiary Guarantor from any other Obligor that is a Wholly-Owned Subsidiary Guarantor, (E) Investments set forth on Schedule 10.5 hereto, (F) Investments in respect of the acquisition of stock, or property of another Person, the aggregate amount of which does not exceed $2,000,000 during each Fiscal Year, or (G) Permitted Acquisitions.
     Section 10.6 Certain Agreements. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course of Business (provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions under the Credit Documents, and (d) restrictions imposed by the agreements evidencing or governing any WorldView-2 Subordinated Debt, none of the Company, any Subsidiary of the Company or any other Obligor shall enter into or permit to exist any agreement or arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Obligor to create, incur, assume or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, (ii) the ability of any Subsidiary of the Company to pay dividends or other distributions with respect to any shares of its capital stock or other Equity Interests or to make or repay loans or advances to any other Obligor, or (iii) the ability of any Obligor to sell, lease or transfer any of its properties or assets to any other Obligor.
     Section 10.7 Fundamental Changes. None of the Company, any of its Subsidiaries or any other Obligor shall (A) become party to a merger, consolidation or acquisition, Joint Venture or partnership (each, an “Acquisition”), (B) make any changes in the corporate structure or identity of the Company, any of its Subsidiaries or any other Obligor which has a Material Adverse Effect on the Company and/or any of its Subsidiaries, (C) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or (D) enter into any agreement to do any of the foregoing; provided, that, (i) any Wholly-Owned Subsidiary Guarantor may merge with and into the Company or any other Wholly-Owned Subsidiary Guarantor upon not less than thirty (30) days’ prior written notice to the Holders of such merger and (ii) the Company, any of its Subsidiaries or any other Obligor may enter into a Permitted Acquisition.

     Section 10.8 Asset Sales. None of the Company, any of its Subsidiaries or any other Obligor shall (A) effect any disposition of assets other than in the Ordinary Course of Business, (B) sell, lease or otherwise dispose of assets other than in the Ordinary Course of Business or (C) enter into any agreement to do any of the foregoing; provided, that (i) any Wholly-Owned Subsidiary Guarantor may merge with and into the Company or any other Wholly-Owned Subsidiary Guarantor upon not less than thirty (30) days’ prior written notice to the Holders of such merger and (ii) the Company or any of its Subsidiaries may sell, lease or otherwise dispose of assets in an aggregate amount which does not exceed $10,000,000 for the period commencing on April 18, 2005 and ending on the Maturity Date.
     Section 10.9 Fiscal Year. None of the Company, any Subsidiary of the Company or any other Obligor shall change its or any of its Subsidiaries’ Fiscal Year without the prior written consent of the Required Holders, which consent shall not unreasonably be withheld.
     Section 10.10 Restricted Payments. None of the Company, any Subsidiary of the Company or any other Obligor shall, directly or indirectly, declare, order, pay, make or set apart any sum for (x) any Restricted Junior Payment or (y) Indebtedness owed to any Affiliate of an Obligor other than accounts payable in the Ordinary Course of Business and other than payment of accounts payable owed to Ball Aerospace & Technologies Corp.
     Section 10.11 No Other Business. None of the Company nor any Subsidiary of the Company shall engage in any business other than DigitalGlobe Business.
     Section 10.12 Indebtedness Payments. The Company will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness (other than Senior Indebtedness described in clauses (F) and (G) of Section 10.1 and Vendor Financing), except for regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness. Notwithstanding anything to the contrary contained in the preceding sentence, the Company will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Additional Subordinated Notes.
     Section 10.13 Anti-Layering. The Company will not, nor will it permit any of its Subsidiaries to, Incur any Indebtedness that is both subordinate or junior in right of payment to any Indebtedness of the Company or any of its Subsidiaries, as applicable, and senior in any respect in right of payment to the Senior Subordinated Notes or the Guarantees thereunder, as applicable.
     Section 10.14 Subsidiaries. None of the Company or any Subsidiary of the Company shall form, or cause to be formed any other Subsidiary unless such newly formed Subsidiary becomes a Subsidiary Guarantor hereunder by executing and delivering a Supplemental Guarantee Counterpart and taking such other actions as may be required by Sections 9.1(j) and 16 hereof.
     Section 10.15 Modification of Certain Documents.
          (a) The Company will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any agreement, instrument or other document evidencing or relating to Indebtedness of the Company or any of its Subsidiaries (other than

Indebtedness under the Credit Documents or Revolving Credit Documents which shall be governed by Section 10.15(b) below) if the terms of such Indebtedness pertaining to prepayments, representations and warranties, covenants and events of default would be in any material respect more onerous on any Obligor than the terms of such Indebtedness prior to any such modification, supplement or waiver.
          (b) The Company will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any provisions of the Credit Documents or Revolving Credit Documents except as permitted by Section 15.12 hereof. It is agreed by the parties hereto that the provisions of Section 15 (including the defined terms used therein) are (in addition to being for the benefit of the holders of any Senior Indebtedness) for the benefit of the Holders and shall be enforceable by each of them against the Obligors.
          (c) The Company will not, nor will it permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any Material Contract, if such modification, supplement or waiver would cause a Material Adverse Effect, without the prior consent of the Required Holders.
          (d) The Company will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any agreement, instrument or other document evidencing or relating to any WorldView-2 Subordinated Debt (other than the Senior Subordinated Notes) if such modification, supplement or waiver would be materially disadvantageous to the Company or the Holders.
     Section 10.16 Use of Proceeds of Additional WorldView-2 Stock Issuances. The proceeds of the Additional WorldView-2 Stock Issuances shall be used by the Company solely for working capital, capital expenditures and general corporate purposes of the Company and its Subsidiaries, including, without limitation, the development of the Worldview-2 Satellite Project.
     Section 10.17 Financial Covenants.
          (a) Total Leverage Ratio.
     The Company will not permit the Total Leverage Ratio at any time during any period set forth below to exceed the ratio set forth opposite such period:

Period	Total Leverage Ratio

3/31/08 through 6/29/08	4.9:1
6/30/08 through 9/29/08	4.4:1
9/30/08 through Maturity	3.8:1
          (b) Senior Secured Leverage Ratio.
     The Company will not permit the Senior Secured Leverage Ratio at any time during any period set forth below to exceed the ratio set forth opposite such period:

Senior Secured
Period	Leverage Ratio

3/31/08 through 6/29/08	4.4:1
6/30/08 through 12/30/08	3.8:1
12/31/08 through 9/29/09	3.3:1
9/30/09 through 3/30/10	2.7:1
3/31/10 and thereafter through the Maturity Date	2.2:1
          (c) Fixed Charge Coverage Ratio.
     From March 31, 2008, the Company shall not permit the ratio of (a) Adjusted Consolidated EBITDA minus Capital Expenditures (other than Worldview Capital Expenditures and WorldView-2 Capital Expenditures) to (b) Consolidated Cash Interest Expense plus all Taxes paid or payable in cash, for the Applicable Period that ends on any date set forth below to be less than the amount set forth opposite such date, evidence of which shall be delivered to the Purchasers with the applicable Financials and certifications required under Section 9.1:

Fixed Charge
Fiscal Quarters Ending	Coverage Ratio

March 31, 2008 and the last day of each Fiscal Quarter thereafter until the Maturity Date	2.7:1
     For purposes hereof, the “Applicable Period” means: (a) with respect to the first time that compliance with this Section 10.17(c) is required on the last day of a Fiscal Quarter, the Fiscal Quarter ending on such day, (b) with respect to the second time that compliance with this Section 10.17(c) is required on the last day of a Fiscal Quarter, the period of two consecutive Fiscal Quarters ending on such day, (c) with respect to the third time that compliance with this Section 10.17(c) is required on the last day of a Fiscal Quarter, the period of three consecutive Fiscal Quarters ending on such day, and (d) with respect to the fourth time that compliance with this Section 10.17(c) is required on the last day of a Fiscal Quarter, and at all times thereafter, the period of four consecutive Fiscal Quarters ending on or most recently ended prior to the date of determination.
          (d) Maintenance Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures other than Capital Expenditures made in connection with the WorldView Satellite Project and the WorldView-2 Satellite Project (the “Maintenance Capital Expenditures”) made in any period referred to below to exceed the amount set forth below opposite such period:

Amount of
Period	Maintenance Capital Expenditures

Four Fiscal Quarters ending March 31, 2008	$11,000,000
Four Fiscal Quarters ending June 30, 2008	$13,200,000
Four Fiscal Quarters ending September 30, 2008	$14,300,000
October 1, 2008 through Maturity Date	$16,500,000
          (e) WorldView-2 Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures, excluding expenditures for the WV 110 sensor, in connection with the WorldView-2 Satellite (such Capital Expenditures, excluding such expenditures, being referred to herein as the “WorldView-2 Capital Expenditures”) calculated on a cumulative basis from June 23, 2006 to exceed $220,000,000 provided that such amount may be increased from time to time by the amount of the net proceeds of (x) any Additional WorldView-2 Stock Issuances and (y) any WorldView-2 Subordinated Debt.
SECTION 11. EVENTS OF DEFAULT.
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
          (a) Failure to Make Payments or Deliver PIK Election Notice When Due. Failure by the Company to (i) pay when due any principal of any Senior Subordinated Note (including Senior Subordinated Notes evidencing PIK), whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or any fee or any other amount due hereunder (including any Repayment Premium), (ii) pay within five (5) Business Days after becoming due interest on any Senior Subordinated Note, or (iii) deliver a PIK Election Notice required by the terms of Section 8.1 hereof within five (5) days upon receipt of a notice from any Holder who did not receive the applicable PIK Election Notice of such failure to deliver notice.
          (b) Breach of Certain Covenants. Failure of the Company or any of its Subsidiaries to perform or comply with any term or condition contained in Sections 5.18, 9.1(e), 9.1(f), 9.1(g), 9.1(h), 9.2, 9.3 or 10.
          (c) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by the Company, any of its Subsidiaries or any Obligor in any Note Purchase Document to which it is a party or in any statement or certificate at any time given by the Company, any of its Subsidiaries or any Obligor in writing, pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made.
          (d) Other Defaults Under Note Purchase Documents. The Company, any of its Subsidiaries or any Obligor shall default in the performance of or compliance with any term contained herein or any of the other Note Purchase Documents to which it is a party, other than any such term referred to in any other clause of this Section 11, and such default shall not have been remedied or waived within 30 days of notice thereof from any Holder to the Company.
          (e) Default in Other Agreements. (i) Failure of the Company, any of its Subsidiaries or any Obligor to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in an individual principal amount of $1,000,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by the Company, any of its Subsidiaries or any Obligor with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, (B) any loan agreement, mortgage, indenture or other agreement relating to such item of Indebtedness or (C) any Material Contract, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause or to permit (1) the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) or any party to such Material Contract, as the case may be, to cause such Indebtedness or the obligations under such Material Contract, as the case may be, to become or be declared due and payable (or redeemable) or (2) any party to such Material Contract to terminate the same, in each case prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, in either case as a result of such breach or default.

          (f) Involuntary Bankruptcy, Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Company, any of its Subsidiaries or any other Obligor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against the Company, any Subsidiary of the Company or any other Obligor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of the Company, any of its Subsidiaries or any other Obligor, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company, any of its Subsidiaries or any other Obligor for all or a substantial part of its property or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company, any of its Subsidiaries or any other Obligor, and any such event described in this clause (ii) shall continue for 30 days without having been dismissed, bonded or discharged.
          (g) Voluntary Bankruptcy, Appointment of Receiver, etc. (i) The Company, any Subsidiary of the Company or any other Obligor shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company, any Subsidiary of the Company or any other Obligor shall make any assignment for the benefit of creditors, or (ii) the Company, any Subsidiary of the Company or any other Obligor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Company, any Subsidiary of the Company or any other Obligor (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 11(f).
          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company, any Subsidiary of the Company or any other Obligor or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).
          (i) Dissolution. Any order, judgment or decree shall be entered against the Company, any of its Subsidiaries or any other Obligor decreeing the dissolution or split up of the Company, any of its Subsidiaries or any other Obligor and such order shall remain undischarged or unstayed for a period in excess of ten (10) days.
          (j) Change of Control. A Change of Control shall occur.
          (k) Note Purchase Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Note Purchase Document ceases to be in full force and effect or shall be declared null and void or (ii) the Company, any of its Subsidiaries or any other Obligor shall contest the validity or enforceability of any Note Purchase Document in writing or deny in writing that it has any further liability under any Note Purchase Document to which it is a party.
          (l) ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
          (m) Environmental Claim. A reasonable basis shall exist for the assertion against the Company or any of its Subsidiaries, or any predecessor in interest of the Company or any of its Subsidiaries, of (or there shall have been asserted against the Company or any of its Subsidiaries) an Environmental Claim that, in the judgment of the Required Holders, is reasonably likely to be determined adversely to the Company or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Company or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor).
          (n) Other Events of Default.
          (i) An announcement by the Company of a decision to abandon or indefinitely defer the operation of the DigitalGlobe System or the abandonment or indefinite deferral of the operation of the DigitalGlobe System; or
          (ii) A material portion of the DigitalGlobe System shall be permanently condemned or seized or title thereto shall be permanently requisitioned or taken by any Governmental Body under power of eminent domain or otherwise; or a material potion of the DigitalGlobe System shall be temporarily condemned or seized or title thereto shall be temporarily requisitioned or taken by any Governmental Body under power of eminent domain or otherwise and such temporary condemnation, seizure, requisition or taking shall last for at least 90 days and could reasonably be expected to result in a Material Adverse Effect; or
          (iii) Failure of the Company to make payments under any Satellite Purchase Agreement or Launch Services Agreement as such payments become due and payable (unless consented to by the counterparty).
SECTION 12. REMEDIES ON DEFAULT, ETC.
     Section 12.1 Acceleration.
          (a) If an Event of Default with respect to any Obligor described in Section 11(f) or (g) has occurred, all the Senior Subordinated Notes and all other Obligations under the Note Purchase Documents then outstanding shall automatically become immediately due and payable.
          (b) If any other Event of Default has occurred and is continuing, any Holder or Holders of twenty-five percent (25%) or more in principal amount of the Senior Subordinated Notes at the time outstanding (exclusive of Senior Subordinated Notes then owned directly or indirectly by the Company or any of its Subsidiaries or Affiliates) may at any time at its or their option, by notice or notices to the Company, declare all the Senior Subordinated Notes then outstanding to be immediately due and payable.
     Upon any Senior Subordinated Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Senior Subordinated Notes will forthwith mature and the entire unpaid principal amount of such Senior Subordinated Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Applicable Interest Rate after giving effect to the proviso in such definition) and (y) the Repayment Premium determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each Holder of a Senior Subordinated Note has the right to maintain its investment in the Senior Subordinated Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Repayment Premium by the Company, if any, in the event that the Senior Subordinated Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Senior Subordinated Notes have become or have been declared immediately due and payable under Section 12.1, any Holder of any Senior Subordinated Note at the time outstanding may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Senior Subordinated Note or in any Supplemental Guarantee Counterpart, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3 Rescission. At any time after any Senior Subordinated Notes have been declared due and payable pursuant to Section 12.1(b), Required Holders or all (but not less than all) of such Holders as have declared the Senior Subordinated Notes due and payable pursuant to Section 12.1(b), by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Senior Subordinated Notes, all principal of and Repayment Premium, if any, on any Senior Subordinated Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Repayment Premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Senior Subordinated Notes, at the Applicable Interest Rate after giving effect to the proviso in such definition, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 19, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Senior Subordinated Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Holder of any Senior Subordinated Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Senior Subordinated Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 17, the Company will pay to the Holder of each Senior Subordinated Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF SENIOR SUBORDINATED NOTES.
     Section 13.1 Registration of Senior Subordinated Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Senior Subordinated Notes. The name and address of each Holder of one or more Senior Subordinated Notes, each transfer thereof and the name and address of each transferee of one or more Senior Subordinated Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Senior Subordinated Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.
     Section 13.2 Transfer and Exchange of Senior Subordinated Notes. The Company shall give to any Holder promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. Upon surrender of any Senior Subordinated Note to the Company at the address and to the attention of the designated officer (all as specified in Section 20(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Senior Subordinated Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Senior Subordinated Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Senior Subordinated Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount (including the PIK interest added to the principal) of the surrendered Senior Subordinated Note. Each such new Senior Subordinated Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit 1. Each such new Senior Subordinated Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Senior Subordinated Note or dated the date of the surrendered Senior Subordinated Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Senior Subordinated Notes. Senior Subordinated Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Senior Subordinated Notes, one Senior Subordinated Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Senior Subordinated Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1.
     Section 13.3 Replacement of Senior Subordinated Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 20(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Senior Subordinated Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Senior Subordinated Note is, or is a nominee for, an original Purchaser or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
          (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Senior Subordinated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Senior Subordinated Note or dated the date of such lost, stolen, destroyed or mutilated Senior Subordinated Note if no interest shall have been paid thereon.
SECTION 14. PAYMENTS ON SENIOR SUBORDINATED NOTES.
     Section 14.1 Place of Payment. Subject to Section 14.2 and for the purposes of Section 24.7, payments of principal, Repayment Premium, if any, and interest becoming due and payable on the Senior Subordinated Notes shall be made in New York, New York at the office of US Bank in such jurisdiction. The Company may at any time, by notice to each Holder of a Senior Subordinated Note, change the place of payment of the Senior Subordinated Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2 Home Office Payment. So long as any Purchaser or its nominee shall be the Holder of any Senior Subordinated Note, and notwithstanding anything contained in Section 14.1 or in such Senior Subordinated Note to the contrary, the Company will pay all sums becoming due on such Senior Subordinated Note for principal, Repayment Premium, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Senior Subordinated Note or the making of any notation thereon, except that (a) payment-in-kind of interest in lieu of cash through issuance of additional Senior Subordinated Notes in accordance with Section 8.1, will be paid by delivery of such additional Senior Subordinated Notes to the address specified for notices of payments below such Purchaser’s name in Schedule A, or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose and (b) upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Senior Subordinated Note, such Purchaser shall surrender such Senior Subordinated Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Senior Subordinated Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Senior Subordinated Note to the Company in exchange for a new Senior Subordinated Note or Senior Subordinated Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Senior Subordinated Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Senior Subordinated Note as the Purchasers have made in this Section 14.2.
SECTION 15. SUBORDINATION OF NOTES.
     Section 15.1 Senior Subordinated Notes Subordinate to Senior Indebtedness. The Company covenants and agrees, and each Holder of a Senior Subordinated Note, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 15, the payment of all Obligations under the Senior Subordinated Notes and this Agreement (the “Subordinated Obligations”) are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of the Company. The provisions of this Section 15 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any Proceeding or otherwise, all as though such payment had not been made.

     Section 15.2 Payment Over of Proceeds Upon Dissolution, Etc. In the event of and during (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, whether partial or total, and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event specified in clause (a), (b) or (c) above (each such event, if any, herein referred to as a “Proceeding”), the holders of Senior Indebtedness shall first be entitled to receive payment in full in cash or cash equivalents, of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive or accept any payment (including any interest) or distribution of any kind or character, whether in cash, property or securities, and whether received directly, indirectly or by set-off, counterclaim or otherwise, on account of the Subordinated Obligations or other obligations in respect of the Senior Subordinated Notes (including any interest accruing on or after the filing of any Proceeding relating to the Company, whether or not allowed in such Proceeding) or on account of any purchase, redemption, defeasance or other acquisition of Senior Subordinated Notes by the Company or any Subsidiary of the Company (all such payments, distributions, purchases, redemptions, defeasances and acquisitions herein referred to, individually and collectively, as a “Senior Subordinated Notes Payment”), and to that end, until all obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any Senior Subordinated Notes Payment which may be payable or deliverable in respect of the Subordinated Obligations in any such Proceeding.
     In the event that, notwithstanding the foregoing provisions of this Section 15.2, the Holder of any Note shall have received any Senior Subordinated Notes Payment pursuant to a Proceeding before all Senior Indebtedness of the Company is paid in full in cash or cash equivalents, then and in such event such Senior Subordinated Notes Payment shall be paid over or delivered forthwith, immediately upon receipt of such payment and in the same form as received with any necessary endorsements, to the trustee in bankruptcy or other person making payment or distribution of assets of the Company for the application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full in cash or cash equivalents, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
     For purposes of this Section 15 only, the words “any payment (including any interest) or distribution of any kind or character, whether in cash, property or securities” (and the term "Senior Subordinated Notes Payment”) shall not be deemed to include (i) the accrual of non-cash interest on the Senior Subordinated Notes, the issuance of additional Senior Subordinated Notes to evidence such accrued interest (including any such interest accruing on or after the filing of any Proceeding relating to the Company, whether or not allowed in such Proceeding) on the Senior Subordinated Notes, the issuance of additional Senior Subordinated Notes to evidence such accrued interest or the addition of non-cash interest to the principal amount of the Senior Subordinated Notes, and (ii) a distribution of stock or securities of the Company provided in connection with any Proceeding, including any stock or securities provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable Bankruptcy Law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then-outstanding Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are so subordinated as provided in this Section 15; provided that, in each case with respect to this clause (ii), if a new corporation results from any such reorganization or readjustment in lieu of the Company, such corporation assumes all Senior Indebtedness of the Company that will be outstanding after giving effect to such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Section 10.7 shall not be deemed a Proceeding for the purposes of this Section 15 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer such properties and assets, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Section 10.7.
     The Representative shall have the right to request any Holder of the Senior Subordinated Notes to (a) file and, in the event that such Holder of a Senior Subordinated Note fails to do so at least ten (10) Business Days before the expiration of the time to file such claim (after a reasonable advance written request therefor from the Representative to such Holder prior to the beginning of such ten Business Day period), is hereby authorized to file, a proper claim, proof of claim or proof of debt in the form required in any Proceeding for and on behalf of such Holder of a Senior Subordinated Note (including on behalf of each such Holder of a Senior Subordinated Note with respect to any such rights received by such Holder of a Senior Subordinated Note from holders of Indebtedness of the Company due to such Indebtedness being subordinated to the Subordinated Obligations), to accept and receive any Senior Subordinated Notes Payment (to be distributed pro rata to all applicable Senior Indebtedness) which may be payable or deliverable at any time upon or in respect of the Subordinated Obligations (x) to the extent that such Senior Subordinated Notes Payment is required to be paid to the holders of the Senior Indebtedness pursuant to this Section 15.2 and (y) in an amount (after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness) not in excess of the Senior Indebtedness then outstanding and (b) take such other action as may be reasonably necessary (i) to enable the Representative to effectuate the actions permitted under the preceding clause (a), or (ii) to respond to an objection or such other pleading in connection with the actions permitted under the preceding clause (a) and the Representative shall have the right to take such actions requested in this clause (b) if any such Holder of the Senior Subordinated Notes fails to take such action within ten (10) Business Days after such request. Each Holder of a Senior Subordinated Note shall provide to the Representative, at the Representative’s cost, all information and documents reasonably necessary to file such claims or take such actions as provided in the preceding sentence or seek enforcement as aforesaid. Notwithstanding the foregoing, each Holder of a Senior Subordinated Note shall retain the right to consent to or to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension or to vote in respect of the claim of such Holder arising from such Senior Subordinated Note; provided that such Holder of a Senior Subordinated Note shall not take any action or vote in any way so as to contest the enforceability of this Section 15 or the Senior Indebtedness. The Representative and each holder of Senior Indebtedness shall retain the right to consent to or to vote its Senior Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension or to vote in respect of the claim of such holder arising from such Senior Indebtedness; provided that the Representative or such holder shall not take any action or vote in any way so as to contest the enforceability of the Subordinated Obligations.
     Section 15.3 No Payment When Senior Indebtedness in Default. In the event that any Senior Payment Default (as defined below) shall have occurred and be continuing, then no Senior Subordinated Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of the Senior Indebtedness which was the subject of such Senior Payment Default shall have been paid in full in cash or cash equivalents. “Senior Payment Default” means any default in the payment of principal (or premium, if any), of interest or fees (or, with respect to Interest Swap Obligations constituting Senior Indebtedness, any equivalent payment Obligations) with respect to any Senior Indebtedness when due, whether at the due date of any such payment or by declaration of acceleration, prepayment, call for redemption or otherwise.
     Upon the occurrence of a Senior Nonmonetary Default (as defined below) and receipt of written notice thereof from the Representative by the Holders of the Senior Subordinated Notes at their respective addresses for notices provided for in Section 15, no Senior Subordinated Notes Payment shall be made during a period (the “Payment Blockage Period”) commencing on the first date of the receipt by any of the Holders of the Senior Subordinated Notes or by the Company of such notice and ending the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist, or all Designated Senior Indebtedness which was the subject of such Senior Nonmonetary Default shall have been paid in full in cash or cash equivalents and (ii) the 179th day after such first date of the receipt of such notice. No Senior Nonmonetary Default that existed or was continuing on the date of delivery of any Payment Blockage Period notice may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 181 consecutive days. In any event, notwithstanding the foregoing, no more than one Payment Blockage Period may be commenced during any 360-day period and there shall be a period of at least 181 days during each 360-day period when no Payment Blockage Period is in effect. “Senior Nonmonetary Default” means the occurrence or existence and continuance of an event of default with respect to Designated Senior Indebtedness, other than a Senior Payment Default, that permits the holders of the Designated Senior Indebtedness (or a trustee or other agent on behalf of the holders thereof) then to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable.
     Notwithstanding the foregoing, for so long as any Indebtedness under the Credit Agreement shall be outstanding, the Holders of the Senior Subordinated Notes may not declare an acceleration pursuant to Section 12.1 solely by reason of a cross-default under Section 11(e) resulting from the failure of the Company to comply with Section 6.2 of the Credit Agreement until the earlier of (a) five (5) Business Days after written notice to the Representative of the Holders of the Senior Subordinated Notes’ intent to accelerate and (b) an acceleration of the Indebtedness under the Credit Agreement.
     The failure to make any payment on the Senior Subordinated Notes by reason of the provisions of this Section 15.3 will not be construed as preventing the occurrence of an Event of Default with respect to the Senior Subordinated Notes arising from any such failure to make payment. In the case (i) of a Senior Payment Default, upon the date upon which such default is cured or waived or otherwise ceases to exist, (ii) of a Senior Nonmonetary Default, upon the earliest of (a) the termination of any period of Payment Blockage Period, (b) the date on which such default is cured, waived or otherwise ceases to exist and (c) the date on which the Company otherwise receives notice from or on behalf of the applicable holder of Designated Senior Indebtedness to terminate the applicable Payment Blockage Period, or (iii) that this Section 15 otherwise permits the Senior Subordinated Notes Payment, the Company shall resume making any and all required payments in respect of the Senior Subordinated Notes, and may make any other Senior Subordinated Notes Payment, including any missed payments, subject to the provisions of this Section 15 (but after giving effect to this paragraph).
     In the event that, notwithstanding the foregoing, the Company or any other Person shall make any Senior Subordinated Notes Payment to any Holder of a Senior Subordinated Note prohibited by the foregoing provisions of this Section 15.3, then and in such event such Senior Subordinated Notes Payment shall, upon written request, be paid over and delivered forthwith to the Representative in the same form as received with any necessary endorsements for the payment of Senior Indebtedness, to be applied ratably thereto in accordance with the amounts thereof then due and payable. Upon such Senior Subordinated Notes Payment being paid over or delivered as aforesaid to the Representative or upon any other payment over or delivery of any Senior Subordinated Notes Payment to the Company, the Representative or any other representative (as designated in writing to such Holder of Senior Subordinated Notes) of any holders of Senior Indebtedness, the Holder making such payment or delivery shall have no obligation or liability arising from the application, or lack of application, thereof by the applicable recipient of such payment or delivery.
     The foregoing provisions of this Section 15.3 shall not apply to any Senior Subordinated Notes Payment during a Proceeding, at which time the provisions of Section 15.2 shall apply.
     With respect to the holders of Senior Indebtedness, each Holder of Senior Subordinated Notes undertakes to perform only those obligations on the part of such Holder as are specifically set forth in this Section 15, and no implied covenants or obligations with respect to the holders of Senior Indebtedness will be read into this Agreement against such Holder of Senior Subordinated Notes. No Holder of Senior Subordinated Notes will be deemed to owe any fiduciary duty to the holders of Senior Indebtedness (but will be obligated to pay over or deliver the Senior Subordinated Note Payments as set forth in this Section 15.3) and will not be liable to any such holders if such Holder of Senior Subordinated Notes (i) pays over, delivers or distributes pursuant to this Section 15.3 to or on behalf of the Company, the Representative or any other representative (as designated in writing to such Holder of Senior Subordinated Notes) of any holder of Senior Indebtedness money or assets that have been paid or delivered to such Holder to which any holders of Senior Indebtedness are then entitled by virtue of this Section 15 or (ii) pays over, delivers or distributes money or assets that have been paid or delivered to such Holder to the extent required pursuant to Section 15.2 to the trustee in bankruptcy or other person making payment or distribution of the assets of the Company, as applicable, except if such payment is made as a result of the willful misconduct or gross negligence of such Holder of the Senior Subordinated Notes.
     Section 15.4 Payment Permitted if No Default. Nothing contained in this Section 15 or elsewhere in this Agreement or in any of the Senior Subordinated Notes shall prevent the Company, at any time except during the pendency of any Proceeding referred to in Section 15.2 or under the conditions described in Section 15.3, from making Senior Subordinated Notes Payments. Holders who accelerate the maturity of Senior Subordinated Notes shall give a prompt notice of such acceleration to the Representative at its address for notices provided for in Section 11.2 of the Credit Agreement.
     Section 15.5 Subrogation to Rights of Holders of Senior Indebtedness. Only after the payment in full in cash or cash equivalents of all amounts due or to become due on or in respect of Senior Indebtedness of the Company from any source and the termination of all commitments in respect thereof, the Holders of the Senior Subordinated Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Senior Subordinated Notes and all other Subordinated Obligations shall be paid in full in cash or cash equivalents. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of the Company of any cash, property or securities to which the Holders of the Senior Subordinated Notes would be entitled except for the provisions of this Section 15, and no payments pursuant to the provisions of this Section 15 to the holders of Senior Indebtedness by Holders of the Senior Subordinated Notes, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Senior Subordinated Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness of the Company. A distribution or payment made under this Section 15 to holders of Senior Indebtedness that otherwise would have been made to the Holders of the Senior Subordinated Notes is not, as between the Company and such Holders, a payment by the Company on the Senior Subordinated Notes; provided that in no event shall the Holders of Senior Subordinated Notes receive more than a single satisfaction of its claim in respect of the Senior Subordinated Notes whether by way of subrogation or direct recovery.
     Section 15.6 Provisions Solely to Define Relative Rights. The provisions of this Section 15 are and are intended solely for the purpose of defining the relative rights of the Holders of the Senior

Subordinated Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 15 or elsewhere in this Agreement or in the Senior Subordinated Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Senior Subordinated Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Section 15 of the holders of Senior Indebtedness, is intended to rank equally with all other general unsecured obligations of the Company), to pay to the Holders of the Senior Subordinated Notes the principal of (and premium, if any) and interest on the Senior Subordinated Notes and all other Subordinated Obligations as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Senior Subordinated Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default or otherwise under this Agreement, subject to the rights, if any, under this Section 15 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to such Holder of a Senior Subordinated Note.
     Section 15.7 No Waiver of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Subsidiary Guarantor or by any act or failure to act, in good faith, by any Holder of Senior Subordinated Notes, or by any noncompliance by the Company and its Subsidiaries with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.
     Section 15.8 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of the Company referred to in this Section 15, the Holders of the Senior Subordinated Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution or the Representative, delivered to the Holders of Senior Subordinated Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 15.
     Section 15.9 Reliance by Holders of Senior Indebtedness on Subordination Provision. Each Holder of a Senior Subordinated Note, by accepting such Senior Subordinated Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.
     Section 15.10 Third Party Beneficiary; No Amendment. The provisions of this Section 15 (including the defined terms used herein) are for the benefit of the holders of any Senior Indebtedness and shall be enforceable by each of them directly against any Holder of Senior Subordinated Notes and may not be amended without the consent of the Representative or, in the absence thereof, the holders holding the majority in principal amount of such Senior Indebtedness.
     Section 15.11 Certain Notices. The Company will, at the time of such payment (and if Company obtains knowledge of such facts after such payment, then immediately upon obtaining knowledge of such facts), notify the Holders of Senior Subordinated Notes of any facts known to the Company that cause a payment of any Obligations with respect to the Senior Subordinated Notes to violate this Section 15, but failure to give such notice will not affect the subordination of the Senior Subordinated Notes to the Senior Indebtedness as provided in this Section 15.
     Section 15.12 Modification of Credit Documents and Note Documents. The Credit Documents may be amended, supplemented or otherwise modified in accordance with their terms, and new Credit Documents may be entered into (any of the foregoing, a “Credit Documents Modification”); provided, however, that (a) any Refinancing of the Indebtedness under the Credit Agreement shall be subject to Section 8.4(e) regardless of whether such Refinancing involves any modifications described in clause (b) below and (b) no such Credit Documents Modification shall, unless approved in writing by the Required Holders: (i) contravene the provisions of this Section 15, (ii) result in the sum of the aggregate principal amount of loans outstanding under the Credit Documents as determined after giving effect to such Credit Documents Modification exceeding the aggregate principal amount of loans outstanding under the Credit Documents, as determined as of the Closing Date but after subtracting therefrom the aggregate amount of payments and prepayments of the Loans from any source made during the period from the Closing Date to and including the date of such Credit Documents Modification, (iii) increase or decrease the “Applicable Margin” or similar component of the interest rate or the yield under the Credit Documents, or any fees payable in connection with the Credit Documents, in a manner that would result in the total yield on Indebtedness thereunder to exceed or be reduced by more than 1.00% per annum the total yield on Indebtedness thereunder as in effect on the Closing Date (excluding upfront fees, if any, payable in connection with modifications and waivers of provisions of the Credit Documents that do not exceed, in the aggregate for all such fees paid or payable after the date hereof, 1% of the principal amount outstanding thereunder), (iv) modify or supplement the mandatory payment provisions of Section 2.9 of the Credit Agreement or any similar provision in any manner that would increase or reduce any amount required to be paid thereunder or require any such prepayment to be made at an earlier time or modify or supplement any other provision of the Credit Agreement in any manner that would shorten the scheduled time or times of repayment of the principal or of the payment of interest or fees under the Credit Agreement, (v) modify the definition of “Obligations” set forth in the Credit Agreement or modify any defined term used in such definition in a manner that expands the obligations that are deemed to be Senior Indebtedness, (vi) change any covenant, default or event of default provisions set forth in the Credit Documents in a manner adverse to the Company or its Subsidiaries or the Holders of the Senior Subordinated Notes unless, in the case of any such changes (other than any changes set forth in the foregoing clauses) that are adverse to the Company or its Subsidiaries but that are not adverse to the Holders of the Senior Subordinated Notes, the parties to this Agreement concurrently enter into documentation (or the Holders of the Senior Subordinated Notes are given an offer and a reasonable opportunity (including reasonable time) to enter into documentation) changing the Note Documents to provide benefits for the Holders of the Senior Subordinated Notes that are equivalent to the benefits accruing to the Lenders as a result of such changes in the Credit Documents (or making other changes acceptable to the Holders of the Senior Subordinated Notes), or (vii) otherwise increase in any material respect the obligations of the Company or its Subsidiaries thereunder or confer additional rights on the Lenders that would be adverse to the Holders of the Senior Subordinated Notes unless, in the case of any such increases (other than any changes set forth in the foregoing clauses) that are adverse to the Company or its Subsidiaries but that are not adverse to the Holders of the Senior Subordinated Notes, the parties to this Agreement concurrently enter into documentation (or the Holders of the Senior Subordinated Notes are given an offer and a reasonable opportunity (including reasonable time) to enter into documentation) changing the Note Documents to provide benefits for the Holders of the Senior Subordinated Notes that are equivalent to the benefits accruing to the Lenders as a result of such increases under the Credit Documents (or making other changes acceptable to the Holders of the Senior Subordinated Notes). The provisions of this paragraph will apply, mutatis mutandis, to any amendment, supplement or modification of any Revolving Credit Documents after the initial closing date of the Revolving Credit Agreement and to any new Revolving Credit Documents entered into thereafter and to any Refinancing of the Indebtedness under the Revolving Credit Agreement.

SECTION 16. GUARANTEES OF NOTES.
     Section 16.1 Guarantees. Each of the Subsidiary Guarantors hereby, jointly and severally, absolutely and unconditionally guarantees, as primary obligors and not merely as sureties, to each Holder of a Senior Subordinated Note executed and delivered by the Company, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the Senior Subordinated Notes, any other Note Purchase Documents, or any substitution, release or exchange of any other guarantee of the obligations of the Company hereunder or thereunder, that: (a) the principal of and premium and interest on the Senior Subordinated Notes, shall be punctually paid in full when due, whether at Stated Maturity, by acceleration, redemption, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), and interest on the overdue principal of (and any premium) and interest on the Senior Subordinated Notes, and all other obligations of the Company to the Holders of the Senior Subordinated Notes hereunder and under the other Note Purchase Documents, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with any of the Note Purchase Documents, shall be punctually paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Senior Subordinated Notes or any of such other obligations, that the same shall be punctually paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)). The Subsidiary Guarantors hereby further jointly and severally agree that if the Company shall fail to pay in full when due (whether at Stated Maturity, by acceleration, demand or otherwise) or perform when required any of the obligations guaranteed hereunder, the Subsidiary Guarantors will promptly pay or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the obligations guaranteed hereunder, the same will be punctually paid in full when due (whether at extended maturity, by acceleration, demand or otherwise) or performance will be punctually made when required in accordance with the terms of such extension or renewal. The Subsidiary Guarantors hereby agree that their obligations hereunder shall be absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Senior Subordinated Notes or this Agreement or any other Note Purchase Document, or any substitution, release or exchange of any other guarantee of the obligations of the Company hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder of a Senior Subordinated Note with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same, to the extent permitted by law, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or the Company. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees that: (a) this Guarantee is a guaranty of payment when due and not of collectibility; (b) any Holder may enforce this Guarantee upon the occurrence and during the continuance of an Event of Default under this Agreement notwithstanding the existence of any dispute between the Company and any Holder with respect to the existence of such event; (c) the obligations of each Subsidiary Guarantor hereunder are independent of the obligations of the Company under the Note Purchase Documents and the obligations of any other guarantor of obligations of the Company and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the obligations under the Note Purchase Documents by one or more Subsidiary Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Subsidiary Guarantor for any portion of such obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Subsidiary Guarantor and its successors and assigns, and each Subsidiary Guarantor irrevocably waives any right to revoke this Guarantee as to future transactions giving rise to any such obligations. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a prior proceeding against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Senior Subordinated Notes, this Agreement and the other Note Purchase Documents. If any Holder of a Senior Subordinated Note is required by any court or otherwise to return to the Company or any Subsidiary Guarantor, or any Custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Subsidiary Guarantor, any amount paid to such Holder of a Senior Subordinated Note in respect of the obligations guaranteed hereunder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect and each Subsidiary Guarantor agrees that it will indemnify each Holder for all reasonable costs and expenses (including fees and expenses of counsel) incurred by such Holder in connection with such discharge or reinstatement. Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders of the Senior Subordinated Notes or right of contribution against any other guarantor in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders of the Senior Subordinated Notes, on the other hand, (a) the Maturity Date of the obligations guaranteed hereby may be accelerated as provided in Section 12 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (b) in the event of any declaration of acceleration of such obligations as provided in Section 12, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor, provided that such right shall be subordinate and subject in right of payment to the prior payment in full of the obligations guaranteed hereunder and the Subsidiary Guarantors shall not exercise any right or remedy with respect to their rights against such non-paying Subsidiary Guarantor until payment and satisfaction in full of all of such obligations.
     Except as otherwise provided in the Note Purchase Documents, including without limitation Section 15 hereof, any Holder may from time to time, without notice or demand and without affecting the validity or enforceability of this Guarantee or giving rise to any limitation, reduction, impairment or discharge of any Subsidiary Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment or performance of all or any part of the obligations guaranteed hereby (including any increase or decrease in the principal portion of, or rate or rates of interest on, all or any part of the Senior Subordinated Notes), (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the obligations guaranteed hereby or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the obligations guaranteed hereby and take and hold security for the payment of this Guarantee or the obligations guaranteed hereby (including from any other Subsidiary Guarantor), (d) exercise any other rights available to Holders under this Agreement or the other Note Purchase Documents and (e) do all or any combination of the actions set forth in this paragraph.
     Section 16.2 Execution and Delivery of this Agreement and Supplemental Guarantee Counterparts. To evidence its Guarantee set forth in Section 16.1 and its agreement with the other applicable provisions of this Agreement, each Subsidiary Guarantor hereby agrees that this Agreement shall be executed on behalf of such Subsidiary Guarantor by its President or one of its Vice Presidents and, to the extent not a party to this Agreement on the date hereof, each Subsidiary Guarantor shall execute and deliver to the Holders of the Senior Subordinated Notes a supplemental guarantee counterpart substantially in the form of Exhibit 16.2 hereto (a “Supplemental Guarantee Counterpart”), pursuant to which such Subsidiary Guarantor shall become a Subsidiary Guarantor under this Section 16 and a party to this Agreement and shall guarantee the obligations of the Company under this Agreement and the Senior

Subordinated Notes and the other Note Purchase Documents. Concurrently with the execution and delivery of such Supplemental Guarantee Counterpart, such Subsidiary Guarantor shall deliver to the Holders of the Senior Subordinated Notes (a) an opinion of counsel reasonably acceptable to the Purchasers that the foregoing have been duly authorized, executed and delivered by such Subsidiary Guarantor and that such Subsidiary Guarantor’s Guarantee is a valid and legally binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms and covering such other matters set forth on Exhibit 4.4(a), and (b) a certificate signed by an appropriate officer or director of such Subsidiary Guarantor confirming that such Subsidiary Guarantor is, and after giving the Guarantee set forth in Section 16.1 will be, Solvent and able to pay its debts as they become due.
     If an officer whose signature is on this Agreement or on a Supplemental Guarantee Counterpart no longer holds that office at the time the Company executes and delivers the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless. The execution and delivery of any Note by the Company shall constitute due delivery of the Guarantee set forth in this Agreement on behalf of the Subsidiary Guarantors.
     Section 16.3 Releases of Guarantees. In the event of (i) a sale or other disposition of all of the assets of any Subsidiary that is a Subsidiary Guarantor, by way of merger, consolidation or otherwise in a transaction that complies with the provisions of Section 10.7, or (ii) a sale or other disposition of all of the capital stock of any Subsidiary Guarantor in a transaction that complies with Section 10.8, in each case to the extent such transaction complies with and is permitted by the terms of this Agreement, such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation, distribution or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Guarantee, in each case only so long as (and only upon) the Net Asset Sale Proceeds of such sale or other disposition have been applied in accordance with the provisions of Section 8.4. Any Subsidiary Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Senior Subordinated Notes and for the other obligations of any Subsidiary Guarantor under this Agreement as provided in this Agreement.
     Section 16.4 Subordination of Guarantees. The obligations of each Subsidiary Guarantor under its Guarantee pursuant to this Section 16 shall be subordinated in right of payment to the Guarantor Senior Indebtedness of such Subsidiary Guarantor on the same basis as the Senior Subordinated Notes are subordinated in right of payment to Senior Indebtedness of the Company. For the purposes of the foregoing sentence, the Holders of the Senior Subordinated Notes shall have the right to receive and/or retain payments by any of the Subsidiary Guarantors only at such times as they may receive and/or retain payments in respect of the Senior Subordinated Notes pursuant to this Agreement including Section 15.
     Section 16.5 Limitation on Subsidiary Guarantor Liability. Each Subsidiary Guarantor, and by its acceptance of the Senior Subordinated Notes, each Holder of a Senior Subordinated Note, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Holders of the Senior Subordinated Notes and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Guarantee and this Section 16 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Section 16.5, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.
     Section 16.6 Endorsement of Guarantees. To evidence its Guarantee set forth in Section 16.1, each Subsidiary Guarantor hereby agrees that a notation of such Guarantee (“Notation of Guarantee”) substantially in the form of Exhibit 16.6 to this Agreement shall be endorsed by an officer of such Subsidiary Guarantor on each Senior Subordinated Note authenticated and delivered by the Company. Each Subsidiary Guarantor hereby agrees that its Guarantee set forth in Section 16.1 shall remain in full force and effect notwithstanding any failure to endorse on each Senior Subordinated Note a Notation of Guarantee.
SECTION 17. EXPENSES, ETC.
     Section 17.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of counsel to Morgan Stanley and counsel to the Post Entities) incurred by the Purchasers and each other Holder of a Senior Subordinated Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of the Note Purchase Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Note Purchase Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Note Purchase Documents, or by reason of being a Holder of any Senior Subordinated Note and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Senior Subordinated Notes. The Company will pay, and will save each Purchaser and each other Holder of a Senior Subordinated Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other Holder in connection with its purchase of the Senior Subordinated Notes).
     Section 17.2 Survival. The obligations of the Company under this Section 17 will survive the payment or transfer of any Senior Subordinated Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplemental Guarantee Counterpart or the Senior Subordinated Notes, and the termination of this Agreement.
     Section 17.3 Indemnification.
          (a) Indemnification by the Obligors. The Company and its Subsidiaries hereby indemnify and defend the Holders and each of their respective shareholders, partners, members, managers, directors, officers, employees, agents, attorneys and affiliates (collectively, the "Indemnified Persons”) against and hold each Indemnified Person harmless from any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, Actions, judgments, disbursements of any kind or nature whatsoever, interest, fines, cleanup costs, settlements, costs of preparation and investigation, costs incurred in enforcing this indemnity and reasonable attorneys’ fees and expenses (collectively, “Losses”), that any of the Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, or due to (i) any material inaccuracy or breach of any of the representations and warranties of the Company, any of the Subsidiaries of the Company or any other Obligor contained in any Note Purchase Document or in any certificate delivered thereunder, (ii) the nonfulfillment or material breach of any covenant, undertaking, agreement or other obligation of the Company, any of the Subsidiaries of the Company or any other Obligor contained in any Note Purchase Document or in any certificate executed by the Company, any of the Subsidiaries of the Company or any other Obligor and delivered thereunder and/or (iii) any use of proceeds of the sale of the Senior Subordinated Notes, and/or (iv) any Environmental Liability; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent such Losses result from the gross negligence or willful misconduct of such Person. Upon request of an Indemnified Person, the Company shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person(s) in connection with any Losses or threatened Losses and shall pay the fees and disbursements of such counsel.
          (b) Contribution. If the indemnification provided for in Section 17.3(a) is prohibited under applicable Regulations to an Indemnified Person, then the Company, in lieu of indemnifying the Indemnified Person, will contribute to the amount paid or payable by the Indemnified Person as a result of the Losses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of the Indemnified Person, on the other, in connection with the events or circumstances which resulted in the Losses as well as any other relevant equitable considerations.
SECTION 18. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Senior Subordinated Notes, the purchase or transfer by any Purchaser of any Senior Subordinated Note or portion thereof or interest therein and the payment of any Senior Subordinated Note, and may be relied upon by any subsequent Holder of a Senior Subordinated Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other Holder of a Senior Subordinated Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or any Subsidiary Guarantor pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Senior Subordinated Notes embody the entire agreement and understanding between each Purchaser and the Company and the Subsidiary Guarantors and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 19. AMENDMENT AND WAIVER.
     Section 19.1 Requirements. The Note Purchase Documents (including the Senior Subordinated Notes) may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 6 or 7 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing and (b) no such amendment or waiver may, without the written consent of the Holder of each Senior Subordinated Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any voluntary or mandatory prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Repayment Premium on, the Senior Subordinated Notes, (ii) change the percentage of the principal amount of the Senior Subordinated Notes the Holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 15, 16, 18,19, 20 or 22.
     Section 19.2 Solicitation of Holders of Senior Subordinated Notes.
          (a) Solicitation. The Company will provide each Holder of the Senior Subordinated Notes (irrespective of the amount of Senior Subordinated Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required (for the avoidance of doubt, five

(5) Business Days shall constitute sufficient notice for these purposes) to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Senior Subordinated Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 19 to each Holder of outstanding Senior Subordinated Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Senior Subordinated Notes.
          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder of Senior Subordinated Notes as consideration for or as an inducement to the entering into by any Holder of Senior Subordinated Notes of any waiver or amendment of any of the terms and provisions hereof or of any Supplemental Guarantee Counterpart unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder of Senior Subordinated Notes that consented to such waiver or amendment, provided that the Company shall give each Holder a reasonable opportunity to review and consent to each waiver and amendment (it being agreed that five (5) Business Days shall constitute sufficient length of time for reasonable opportunity for review for these purposes). Payment of interest on the Senior Subordinated Notes in cash or PIK shall apply ratably to the Senior Subordinated Notes held by each Holder.
     Section 19.3 Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 19 applies equally to all Holders of Senior Subordinated Notes and is binding upon them and upon each future Holder of any Senior Subordinated Note and upon the Company without regard to whether such Senior Subordinated Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Holder of any Senior Subordinated Note nor any delay in exercising any rights hereunder or under any Senior Subordinated Note or under any Supplemental Guarantee Counterpart shall operate as a waiver of any rights of any Holder of such Senior Subordinated Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 19.4 Senior Subordinated Notes Held by Company, etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Senior Subordinated Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Senior Subordinated Notes, or have directed the taking of any action provided herein or in the Senior Subordinated Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Senior Subordinated Notes then outstanding, Senior Subordinated Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
SECTION 20. NOTICES.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or electronic mail (if the relevant party has provided an electronic mail address) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

          (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
          (ii) if to any other Holder of any Senior Subordinated Note, to such Holder at such address as such other Holder shall have specified to the Company in writing, or
          (iii) if to the Company or any Subsidiary Guarantor, to the Company at DigitalGlobe, Inc., 1601 Dry Creek Road, Suite 260, Longmont, Colorado 80503, Attention: Todd Stockard, or at such other address as the Company shall have specified to the Holder of each Senior Subordinated Note in writing.
Notices under this Section 20 will be deemed given only when actually received.
SECTION 21. REPRODUCTION OF DOCUMENTS.
     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Senior Subordinated Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 21 shall not prohibit the Company or any other Holder of Senior Subordinated Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 22. CONFIDENTIAL INFORMATION.
     For the purposes of this Section 22, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that is not clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being anything other than confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary of the Company or (d) constitutes financial statements delivered to such Purchaser under Section 9.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Senior Subordinated Notes) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (iii) any other Holder of any Senior Subordinated Note, (iv) any Institutional Investor to which it sells or offers to sell such Senior Subordinated Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, (viii) any other Person to which such delivery or disclosure may be necessary or appropriate, all of whom shall be subject to this Section 22, (ix) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (xi) in connection with any litigation to which such Purchaser is a party or (xii) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Senior Subordinated Notes and this Agreement. Each Holder of a Senior Subordinated Note, by its acceptance of a Senior Subordinated Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any Holder of a Senior Subordinated Note of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Company embodying the provisions of this Section 22. Notwithstanding anything in this Agreement to the contrary, no Confidential Information shall be disclosed by any Holder to any Person known by such Holder to be a Competitor, without the prior written consent of the Company which consent shall not be unreasonably withheld or delayed.
SECTION 23. [RESERVED]
SECTION 24. MISCELLANEOUS.
     Section 24.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Senior Subordinated Note) whether so expressed or not. Notwithstanding anything herein to the contrary, no Senior Subordinated Note may be transferred hereunder or otherwise except in compliance with all applicable securities laws.
     Section 24.2 Payments Due on Non-Business Days. Anything in this Agreement or the Senior Subordinated Notes to the contrary notwithstanding (but without limiting any requirement in Sections 8.3, 8.4, or 8.6 that the notice of any prepayment of any Senior Subordinated Notes specify a Business Day as the date fixed for such prepayment), any payment of principal of or Repayment Premium or interest on any Senior Subordinated Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
     Section 24.3 Accounting Terms.
          (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Holders hereunder shall (unless otherwise disclosed to the Holders in writing at the time of delivery thereof in the manner described in paragraph (b) of this Section 24.3) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Holders hereunder (which, prior to the delivery of the first financial statements under Section 9.1(a), shall mean the financial statements as of September 30, 2007 referred to in Section 5.3). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Holders pursuant to Section 9.1(a) (or, prior to the delivery of the first financial statements under Section 9.1(a), shall mean the financial statements as of September 30, 2007 referred to in Section 5.3) unless
          (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or
          (ii) Holders of twenty-five percent (25%) or more in principal amount of the Senior Subordinated Notes then outstanding shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.1(a), shall mean the audited financial statements referred to in Section 5.3).
          (b) Statement of Account Variations. The Company shall deliver to the Holders at the same time as the delivery of any annual or quarterly financial statement under Section 9.1(a), (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (a) of this Section 24.3 and (ii) reasonable estimates of the differences between such statements arising as a consequence thereof.
     Section 24.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 24.5 Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 24.6 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 24.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of the State of New York that would permit the application of the internal laws of a jurisdiction other than the State of New York.
     Section 24.8 Jurisdiction and Process; Waiver of Jury Trial.
          (a) The Company and each Subsidiary Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Senior Subordinated Notes. To the fullest extent permitted by applicable law, the Company and each Subsidiary Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) The Company and each Subsidiary Guarantor consents to process being served by or on behalf of any Holder of Senior Subordinated Notes in any suit, action or proceeding of the nature referred to in Section 24.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 20 or at such other address of which such Holder shall then have been notified pursuant to said Section. The Company and each Subsidiary Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
          (c) Nothing in this Section 24.8 shall affect the right of any Holder of a Senior Subordinated Note to serve process in any manner permitted by law, or limit any right that the Holders of any of the Senior Subordinated Notes may have to bring proceedings against the Company or any Subsidiary Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
          (d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE SENIOR SUBORDINATED NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
* * * * *

     If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours, DIGITALGLOBE, INC.
By	/s/ Alison Alfers
	Name:	Alison Alfers
	Title:	Senior Vice President and General Counsel

By	/s/ Yancey Spruill
	Name:	Yancey Spruill
	Title:	Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS: DG CONSENTS SUB, INC.
By	/s/ Yancey Spruill
	Name:	Yancey Spruill
	Title:	Treasurer

DIGITALGLOBE ASIA, INC.
By	/s/ Yancey Spruill
	Name:	Yancey Spruill
	Title:	Vice President

By	/s/ Yancey Spruill
	Name:	Yancey Spruill
	Title:	Treasurer

EARTHWATCH-MISSISSIPPI OPERATIONS INCORPORATED
By	/s/ Yancey Spruill
	Name:	Yancey Spruill
	Title:	Treasurer

This Agreement is hereby
accepted and agreed to as
of the date thereof.
MORGAN STANLEY PRINCIPAL INVESTMENTS, INC.

By	/s/ Thomas E. Doste IV

Name:	Thomas E. Doste IV
Title:	Vice President

This Agreement is hereby
accepted and agreed to as
of the date thereof.
POST DISTRESSED MASTER FUND, L.P.
By: Post Advisory Group, LLC, its General Partner

By	/s/ Carl Goldsmith

Name:	Carl Goldsmith
Title:	Senior Investment Officer

POST STRATEGIC MASTER FUND, L.P. By: Post Advisory Group, LLC, its General Partner

By	/s/ Carl Goldsmith

Name:	Carl Goldsmith
Title:	Senior Investment Officer

POST TOTAL RETURN MASTER FUND, L.P. By: Post Advisory Group, LLC, its General Partner

By	/s/ Carl Goldsmith

Name:	Carl Goldsmith
Title:	Senior Investment Officer

POST AGGRESSIVE CREDIT MASTER FUND, L.P. By: Post Advisory Group, LLC, its General Partner

By	/s/ Carl Goldsmith

Name:	Carl Goldsmith
Title:	Senior Investment Officer

ROYAL MAIL PENSION PLAN By: Post Advisory Group, LLC, its Authorized Agent

By	/s/ Carl Goldsmith

Name:	Carl Goldsmith
Title:	Senior Investment Officer